U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-SB
                                 AMENDMENT NO. 4


      General Form for  Registration  of  Securities of Small  Business  Issuers
         Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

                       VOICE MOBILITY INTERNATIONAL, INC.
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                 (Name of Small Business Issuer in its Charter)


           NEVADA                                      33-0777819
-------------------------------          ---------------------------------------
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or Organization)




180-13777 Commerce Parkway, Richmond, British Columbia, Canada       V6V 2X3
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         (Address of Principal Executive Offices)                   (Zip Code)

                                 (604) 482-0000
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                           (Issuer's Telephone Number)


Securities to be registered under Section 12(b) of the Act:

         Title of Each Class           Name of Each Exchange on Which
         to be so Registered           Each Class is to be Registered
         -------------------           ------------------------------


Securities to be registered under Section 12(g) of the Act:

                          Common Stock, $.001 Par Value
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                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS.
--------------------------------

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this section and elsewhere in this registration statement regarding matters that are not historical facts are "forward-looking statements". Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All statements which address operating performance, events or developments that our management expects or anticipates to incur in the future, including statements relating to sales and earnings growth or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on our management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in our management's forward-looking statements. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues, net income and forecasts, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things.

     Throughout this registration statement, we refer to United States dollars as "$" and to Canadian dollars as "Cdn$."

The Company

     We are a Nevada corporation, incorporated on October 2, 1997, as Equity Capital Group, Inc. ("Equity Capital") and, through the transactions described below, we are the successor to the voice service and related messaging business founded by Voice Mobility Inc. ("VMI", or "the predecessor company") in 1993. On June 24, 1999, we changed our name to Voice Mobility International, Inc. ("VMII"). Unless otherwise indicated, all references to the "Company" or "Voice Mobility" means VMII and its predecessor company, VMI. See Item 1-"Background and Recapitalization.

     Currently, we are focused on the commercial introduction and sale of our "e-go" 4.0 suite of products which we launched in July 1999. From 1993 until early 1998, our predecessor developed and marketed voice mailbox servers and other messaging products using the IBM OS2 platform and generated aggregate revenues of approximately $930,000. In 1997, IBM elected no longer to support the OS2 platform and the industry transitioned from OS2 platforms to Windows NT platform based products. Thus, in early 1998, the focus of our predecessor's business by necessity shifted to research and development efforts needed to develop a Windows NT platform based product line and, as a result, during that period, there were no significant revenues. Given this shift in our business focus, we consider ourselves a development stage company even though we and our predecessor company have had revenues from operations from 1993.

     The first e-go 4.0 product was delivered in fall 1999. Revenues to date from the sale of e-go software have been incidental in nature. Management anticipates that commercial sales and distribution of the e-go 4.0 product line will commence during the first quarter of 2000. However, as of January 2000, we have recorded no significant revenues from the e-go 4.0 or any other current product offerings, and since our founding, we have recorded significant losses. At September 30, 1999, we had an accumulated deficit of $8,181,505 and a shareholders deficiency of $328,026.

     Voice Mobility Inc. owns the trademark for "e-go" in Canada. All other trademarks, tradenames and service marks are owned by other entities and are intellectual property of their respective owners.

Our Product
-----------

     We are engaged in the area of the telecommunications market known as "unified messaging." We are concentrating the marketing of our unified messaging Windows NT based platform, trademarked "e-go(tm)" to "Tier II" service providers that, in our management's opinion, are the most aggressive of the local access providers. Tier II service providers include Internet service providers ("ISPs"), competitive local exchange carriers (referred to as "CLECs"), cable operators and smaller incumbent local exchange carriers.

     Our software is distributed to customers on CD-ROMs; and upgrades are available online. The CD-ROM also includes full user support manuals and administration support documentation. A carrier customer is supplied with a hardware requirement specification that details all of the hardware components that are required to run the e-go software. To date, we have authorized two hardware manufacturers for the e-go system - IBM and Dell.

     A carrier customer will procure the hardware and an installation team will travel to the customer location and install and test all software on the system. The system is then turned over to the customer to deploy. We can be engaged to assist in the ongoing provisioning and monitoring of the systems but typically a carrier will conduct this task internally. The physical system will often be placed in the central office or switching environment and there will be little requirement to conduct physical maintenance on the server. We supply online technical support which can be purchased by the carrier.

     The e-go product family is a state-of-the-art resilient message management platform which has been produced to meet the evolving requirements of telephone carriers and their customers. e-go facilitates the creation of a single personal digital mailbox that can receive any type of communication regardless of its incoming format or medium. Our voice and paging messaging products are based on our management's perception that, presently, many different types of end users and consumers must visit many communication locations in order to retrieve information or messages destined for them. We believe that many of these end users would subscribe to a service which simplifies the information retrieval process. To meet this perceived need, we have developed the "Enhanced Services Platform" as virtual post offices, each containing "cyber" mailboxes for thousands of people. Each user "subscribes" to a seven-digit virtual mailbox that can receive, forward and contextualize stored information. e-go gives users easy access to information and the ability to retrieve it through a variety of means.

     For mobile workers, constant access to voice-mail and faxes over a network has profound ramifications. Wireless providers offering unified messaging as a value-added service could gain a huge benefit in the increase in per-minute usage for airtime generated by the placing and receiving of phone calls and for Internet access to downloaded e-mail, voice-mail and fax correspondence. Unified messaging ensures that messages are never lost as it creates a web-based reservoir of all incoming messages. Inbound cellular phone calls often do not reach their recipients because the recipient's phone is off, the recipient is out of range of the carrier's antennae, the volume of traffic is too high or for other reasons. Increased messaging reliability is essential for business users who generate or receive messages. Because service providers generate chargeable airtime and create brand loyalty only when calls are completed, improved reliability enhances the provider's income stream and competitive position.

     Subscribers can call a single telephone number that is associated with all other personal contact numbers. The system will cycle through personal numbers ultimately finding the subscriber. The call is then connected in real time to the subscriber. All messages are gathered in the single box to be reviewed, stored, forwarded, or acted upon from any access device: the internet, a cellular phone, a fixed line phone, etc. Fax and e-mail messages can also be directed to a secondary fax machine or a temporary fax machine such as one in a client's office or in a hotel. A number of companies are developing hand-held devices which can access e-mail. e-go is a suitable medium for such devices.

     An e-go user can connect securely to a web site and, at a glance, view the following:

o    number of voice mail messages

o    telephone numbers of those persons who have left voice mail messages

o    time at which each message was left

o    number of fax messages

o    number of pages of each fax

o    number of e-mail messages sent to any of the user's e-mail addresses

o    origin of each e-mail message

o    subject of each e-mail message.

     We have designed e-go to function on industry standard hardware such as Intel processor-based servers. In addition, e-go uses peripheral hardware, such as communication boards, based upon open system architectures, which support basic standards. Thus, we have assured compatibility with legacy equipment (equipment that is already in widespread use in the market) and adjunct hardware that may be designed to work in conjunction with the e-go system. This concept is also referred to as "backward compatibility". The pragmatic reason to provide this legacy integration is that it allows for a sale into a customer that does not wish to decommission older equipment.

     Each of the independent software modules is described below:

     e-go contact:

     e-go contact is our full service unified communications solution, combining all the features of e-go message, described below, with the convenience of one phone number service. With e-go contact, subscribers can merge all their wired and wireless communications, cellular telephone, pager, fax, home and office numbers, into a single phone number. e-go contact subscribers receive a single e-contact phone number for voice, faxing and paging. Those upgrading from e-go fax or e-go message service use their e-go fax number as their e-go contact number. Callers dial one number; and the system "hunts" for them at the subscriber's various telephone numbers. Subscribers retain complete control as they preset the calling sequence of the various contact numbers and notification via pager.

     e-go message:

     e-go message provides a single "unified e-mailbox" which enables a subscriber to check for voice messages, faxes and e-mail. Through the use of e-go message, subscribers no longer need to access faxes at the fax machine, or listen on the phone to consecutive voice messages. A mouse-click starts, stops or deletes a voice message, pops up a fax or displays an e-mail. The mailbox stores a complete record of all messages; and these messages can be retained or forwarded just as any other e-mail. Traveling subscribers can use their e-mail program or their e-go Web page to send and receive messages anywhere in the world, with complete confidentiality and without incurring long distance charges. e-go message subscribers keep their phone numbers but forward their messages to their unified mailbox. They receive an e-go fax number which they also use to call e-go and retrieve their voice messages, faxes, and e-mail.

     e-go fax:

     e-go fax is a private, secure fax-to-e-mail service. The e-go fax converts faxes to e-mail attachments that subscribers can view on-screen, print, save, or forward. Confidential faxes remain confidential, instead of sitting in a common "in-box" for anyone to see. The subscriber has no need for fax machines or dedicated fax lines, as faxes are as easy to manage as regular e-mail. e-go fax subscribers receive an e-go fax number. Faxes sent to the e-go fax number are converted into e-mail attachments that can be viewed, saved, printed, forwarded, or sent to a local fax machine for printing. Finally, subscribers can receive fax notification via pager.

     Features of e-go

o    Greeting.  Subscribers can change their customized greetings at any time by
     dialing  their  numbers,   entering  personal  identification  numbers  and
     following instructions.

o Fax. Users receive a dedicated electronic phone number. Faxes can be forwarded to a fax machine for printing or converted to graphic files and attached to e-mail, accessible either through subscribers' e-mail or e-go Web page.

o Voice. Voice messages can be heard by telephone in the usual way. In addition, voice messages are converted to sound files and attached to e-mail, accessible through subscribers' e-mail or e-go Web page.

o Internet/Web. Web access to all e-messages eliminates long-distance charges. Web pages can be customized by the subscriber or ISP for branding, advertising, promotions and revenue generation. Web-based "inbox" displays a summary of waiting messages. Subscribers can forward or delete all e-messages or save to electronic folders in their computer's hard drive.

o Pager Notification. As the e-go software can also communicate using standard paging protocols and external paging and messaging gateways. A subscribers with a pager equipped with alphanumeric capability can be advised upon the arrival of an e-mail, fax or a voice mail. In addition, users can be informed not only of the number of the faxing or calling party, but also the subject line of any incoming e-mail. Further enhancements to this software, which are under development, will allow for the header of a fax to be sent to the pager as well as the name of the calling party from a voice mail.

     Management's Market Analysis

     OVUM, a telecommunications market research firm, predicts that worldwide telecommunications service revenues should grow to well over $1.1 trillion by the end of the year 2000. Our management believes that voice processing services such as those provided by our products should become an increasingly important element of this revenue growth. Voice processing is already widely available in North American fixed-line services and is being deployed worldwide in most mobile networks. In addition, fixed-line networks in Europe and emerging markets are starting to deploy these services.

     According to the Ovum, December 1998, briefing paper entitled "Unified Messaging Services: Market Strategies" by Mary Ann O'Loughlin and Roger Walton, direct revenues from unified messaging services in 1998 were approximately $3 million, with indirect revenues from additional service usage accounting for another $7 million. By 2002, Ovum predicts that revenues will grow to $1.9 billion (including an equivalent value attributed to unified messaging services in bundled offerings) and $3.5 billion in indirect revenues. By 2006, direct revenues and indirect revenues will be more than $10 billion and $14 billion respectively worldwide, with the total revenue contribution from unified messaging services exceeding $24 billion. At the end of 1998 there were fewer than 20,000 active mailboxes on unified messaging services worldwide. By the end of 2002, Ovum predicts that that number of unified messaging mailboxes will grow to 12 million; by the end of 2006 there will be nearly 152 million unified messaging mailboxes.

     Overall, the messaging market has been growing rapidly:

o    Voice messaging  markets are growing at 18% to 21% per year, in contrast to
     the  growth  of  the  personal   computer  market  which  is  estimated  at
     approximately 4% per year.

o The fax machine market is maintaining a growth rate of approximately 14% per year.

o The number of e-mail users has been estimated to reach 200 million by 2000.

     As global commerce and communications continue to evolve, the Internet is beginning to be viewed more as a utility than a toy. This growing credibility has placed upon the Internet builders and ISPs the responsibility to ensure the Internet can be utilized with the same ease as the global telephone network. E-mail has become a pillar tool in the Internet with burgeoning uses in e-commerce, research, and corporate and public communications. As e-mail props up the growth of the Internet, our management believes that those connected will require e-mail to provide a single communications interface carrying the electronic equivalent of a postcard as well as faxes and voice mail. Thus, we believe that Internet users will demand a single or "universal" inbox to introduce simplicity to messages and to redirect calls from office to home or from home to mobile. This functionality would be a significant step forward in easing complexity and improving the power of the Internet.

     We intend to continue to differentiate ourselves from other integrated communication software developers and vendors on the basis of speed of innovation and development as well as price/performance and ease of use. Unified messaging, because it is among the first introductions of the "One Number" concept is, we believe, an excellent place to start in the development of new carrier software tools and applications. Our current research and development initiatives are centered on the belief that there will exist a broad mix of carriers and ISPs involved in communications service in the next few years.

     Marketing Strategy

     We are focusing our sales and development effort on building and selling products to the Tier II telephone carriers and ISPs experiencing the greatest level of growth. Our marketing strategy is focused on completely understanding the needs of the mid-size companies in the following market segments:

o    internet service providers

o    competitive local exchange providers o network service providers

o    application service providers

o    content providers (local, regional and national portals)

o    cable companies

o    wireless providers


     Data CLECs

     Data CLECs, known as "DCLECs," base their business on the efficient delivery of data services. Some DCLECs are regional, others are wider in coverage, but most are focused on building high-speed data capacity and on selling bandwidth to wholesale and/or retail customers. Many DCLECs have developed divisions that sell Internet access, retail and wholesale, through large modem pools. These modem pools are distributed as portals around their network, serving multiple area codes or regions. For DCLECs, there is a rich opportunity in offering Internet based technology. Their primary corporate customers are already purchasing high-speed data connections from them, and have already demonstrated a need for a communications infrastructure. Thus, DCLECs are in a unique position to offer combined services.

     New exciting technologies, known as digital subscriber loops or more commonly as "DSLs", are designed to transmit more information and very high speed connections through the copper wire that connects most of the households in North America. DSL is growing quite rapidly in the CLEC market. These technologies have created an opportunity to offer voice and fax communications over the same lines to the advantage of the entire unified messaging market. A DSL user would likely be quite motivated by the opportunity to combine all of his required services onto one medium.

     Voice CLECs

     Voice CLECs have generated business by providing competitive choices to business and residential users for the provisioning of local telephone lines. In some cases, several voice CLECs have augmented low margin local business by entering the long-distance business. Unified messaging offers the voice-based CLEC the opportunity to offer alternatives to the local phone company, both for provisioning the simple phone line and for enhanced service offerings.

     In order to stave off competitive threats, many of the voice centered CLECs are offering basic Internet services to their customers. Unified messaging offers another opportunity to meet competition. The process of connecting one type of network to another is known as convergence. Typically, convergence is used to describe the connection of the Internet to the voice network and ability of both to carry information traditionally carried by the other. Convergent technology connects to both the telephone network and the newer Internet network to allow cost effective service offerings. This "bridging" technology joins characteristics from one medium into the other.

     Voice CLECs, principally based in the world of telephony, can add substantial value to their clients by facilitating voice access to data, such as voice mail that has originated on the Internet.

     Wireless Providers

     As competition continues to increase in the wireless market, wireless providers are seeking innovative ways to increase profitability. Subscriber turnover is one of the major factors in profitability. Subscribers often "churn" so quickly that customer acquisition costs have not been recovered. In some cases, it can take more than eighteen months for costs of acquiring a subscriber's business to be recouped, and up to three years before a subscriber's revenue provides an adequate return. Investing in customer loyalty and network innovation are the most common defenses against churning. Although each circumstance is unique, improving customer loyalty by as little as 5% has been shown to improve overall profitability by almost 100%. In addition, all subscribers are not equally profitable. As in many service businesses, a small percentage of users accounts for the majority of revenues.

     Internet Service Providers

     This market segment has recently been undergoing both consolidation and re-engineering. With the increased competition for dial-up access, major providers in this market are looking for alternative ways to increase business and to retain the current customer base.

     With increasing consumer options for Internet access, many ISPs have begun to focus on vertical marketing with specialization in certain marketplaces. Other ISPs have begun to move in the direction of transmission of voice services by partnering with a CLEC or, in many cases, applying for CLEC status themselves.

     International Markets

     International markets should offer us particularly strong opportunities. Advanced international markets are being fueled by rapid deregulation, the rise of the Internet and competition. Emerging markets are being fueled by the very basic need for high performance low cost telecommunications infrastructure. In these developing markets, ongoing problems exist in delivering high capacity phone or data services to the population. The problem is only now beginning to be addressed.

     We perceive a specific opportunity in jurisdictions where local telephone access is measured and billed at a per-minute usage rate. ISPs within these jurisdictions have begun to move toward providing free Internet service to their subscribers preferring to gain revenue by taking a percentage of the telephone usage charges. Thus, an ISP which is able to decrease the number of calls a subscriber must make to access all of the incoming messages (i.e. voice-mail and fax mail delivered by e-mail) will likely win a greater local market share.

     In the interim, we believe we have a particular opportunity as our e-go system can be used in conjunction with a wireless data service to deliver voice mail and fax services to users beyond the reach of common carrier voice services. While a particular user may not have a phone connection, he may have a wireless Internet connection. e-go can be used to provide a working phone number with voice mail and fax services to this user despite the fact that the telephone carrier cannot.

     Competition

     Segmentation of the unified messaging market has begun to take place. The market has become divided into two main camps: service provider platforms and enterprise platforms.

     Service Provider Platforms: A service provider platform is built to meet the high capacity and high resiliency needs of the carrier environment. Typically, carrier grade systems will have fault tolerant fail-over capability and be able easily to handle many thousands of subscribers. In addition, a fully featured billing engine is often designed directly into a carrier grade product.

     Enterprise Platforms: An enterprise platform is built to be affixed to a PBX system already in place and is typically functions not with carrier grade facilities but facilities more commonly found connecting to office systems. Capacity is typically under 500 users.

     Vendors developing solutions for enterprise platforms are not considered by management to be direct competitors. Only those participating in developing products for ISPs are considered by management to be direct competition. In addition, the marketplace contains many companies which are themselves providers of service rather than developers of software solutions that are sold to providers.

     Most of our competitors which offer integrated messaging solutions sell their products at significantly higher prices and, thus, appear to target larger communications companies than those we have selected. Such competitors include Centigram Communications, Amteva Technologies, Inc., Call Sciences, Inc., Pulsepoint Communications, Inc. and Wildfire Communications, Inc. Centigram markets only to major telephone companies. A subsidiary of Cisco Systems, Inc. Amteva's services include Internet fax mail, single number reach, voice messaging and electronic messaging. Amteva has established a testing and implementation center that its customers can use as a staging ground while developing in-house systems. We do not have such an implementation center. Pulsepoint was acquired recently by Unisys Corp. It is difficult to speculate how Unisys will orient Pulsepoint. Wildfire's marketing strategy has been to introduce the unified messaging services in easy-to-consume bites under the theory that once a subscriber is hooked on entry level features, he or she can upgrade to more advanced features. We offer a package of features and believe that our target market is dissimilar from that of Wildfire. Wildfire, as an example, has elected to focus development and marketing efforts on a speech enabled interface. However, it has not developed some of the features that we, after extensive testing using focus groups, believe are needed by users.

     Unique competitors that straddle the marketplace, in that they both develop software and sell solutions to retail customers, also exist. Jfax.com, Inc. is an example of a company which offers a fax and unified messaging service to consumers while, at the same time, attempting to develop products to be sold to ISPs and telecommunications companies. In our management's opinion, many of the potential customers of Jfax and other such companies will view them as competitors on the retail level.

     Our management views Call Sciences as the competitor with the closest strategic direction and product offerings directed at the Tier II providers. We intend to compete with Call Sciences through our unique commercial licensing program and through our international channel strategy.

     In addition, through a key relationship with Maritime Tel & Tel ("MTT"), we have the ability to offer carrier to carrier consulting and training not only in the launching of a unified messaging offering but also in its marketing.

     The international strategy that we have developed includes using high-level system integrators to provide full service consulting and engineering services to emerging carriers. This strategy is based partly upon securing knowledge and reliable IT consulting firms in the country or region of development and partly upon building products that have an easy and intuitive interface. This interface has been designed to easily be translated into another language without excessive development burden. The strategy is built upon a complex software architecture which can be readily adapted to foreign languages which, by extension, creates market advantage by easing the way for us to enter foreign markets. This advantage, while unique, is replicable by a motivated competitor.

     Pricing Strategy

     Our ongoing objective is to establish alliances with our component vendors and, during the development and marketing of the initial e-go systems, we invested significant effort to ensure that our vendors understood our long-term goals. As a result, we created an environment in which excellent price points for our system have been set. We have been able to achieve very high levels of functionality and performance from our Microsoft NT-based servers, giving us a wide price advantage compared to the competing systems which are Unix based.

     Our management has developed an annuity based pricing strategy that we believe will produce excellent results in the short term as unified messaging starts to have an impact on broader consumer markets.

     The annuity-pricing model is our way of attempting to spark sales in this emerging marketplace. We have attempted, in the crafting of the pricing model, to remove barriers to entry for the target market. Large capital expenses are not required as we effectively underwrite the cost of the software and provide the software per mailbox per month to the carrier. The carrier would repackage the software in local or corporate brand and then would resell the software in a service bundle.

     We currently have two methods of pricing our products. A customer may opt to purchase the entire e-go suite of software for a single price per system or to purchase the software through a longer-term commercial licensing model that allows for "per mailbox, per month pricing". A turnkey system typically sells for between $50,000 and $100,000 depending upon the scale and modules that are utilized. Each system contains some degree of customization; and the customization dictates its range.

     In the licensing model the customer is typically required to commit to a two year term and to per month mailbox minimums. Depending upon the minimum commitment the cost per month, per mailbox is generally between $1.00 and $10.00. We will only offer this licensing model to qualifying customers as it is based solely on growth and includes all maintenance and upgrades.

     The notion driving this pricing model enables us to remove significant barriers to entry for service providers of any size. Many opportunities exist for ISPs to re-label a wholesale product and generate revenue accordingly but, given the entrepreneurial characteristics of most service providers, they would all prefer to provide the offering themselves as a single element in a overall integrated market strategy.

     Typical commercial licensing contracts are anticipated to be signed for a two year term and include volume price breaks. All software and support is included in the cost per user license. In all cases, the provider is expected to purchase the relevant hardware to launch the offering. We have not yet entered into a commercial licensing contract.

     The support provided in our typical commercial licensing contracts is defined as "Tier 3" support. Tier 3 support provides our customers with the highest level of support related to hardware and software interruptions and troubleshooting. Tier 3 support does not require that we provide direct support to the actual end-user of our product. Our customers are responsible for Tier 1 and Tier 2 support. Tier 1 support can be defined as the first level of support between the end-user and the service provider typically through a help desk the public can phone. Tier 2 support can be defined as the second level of support that our customers provide to their internal customer support team or help desk.

     As the market forces dictate, we will continually refine and customize our pricing strategy to meet the needs of the market.

Risk Factors

     The following risks and uncertainties could affect our operating results and financial condition and could cause our actual results to differ materially from our historical results.

     Uncertainty of Additional Capital

     We did not record any significant sales revenue for the three months period ended December 31, 1999. In addition, we anticipate our cash outflows will continue to exceed our cash inflows over the next 12 months. Our liquidity over the next 12 months is contingent on our raising money through equity (and debt) financings to meet our short term needs. We will need to raise additional capital either through the sale of equity or debt securities in private or public financing or through strategic partnerships, in order fully to market and upgrade our products. We cannot offer assurance that funds will be raised when we require them or that we can raise funds on suitable terms. We can offer no assurance that holders of our warrants will exercise them.

     To the extent that available funds from operations are insufficient to fund the our activities, we will need to raise additional funds through public and private financing. No assurance can be given that additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders. Failure to obtain such financing could delay or prevent our planned expansion, which could adversely affect the Company's business, financial condition and results of operations.

     Dependence on Key Personnel

     We are highly dependent on two key members of our management, sales and marketing and engineering team, James Hutton and Jason Corless. The loss of the services of either or both of them may adversely affect our ability to achieve our business plan. Recruiting and retaining qualified technical personnel to carry out research and development and technical support will be critical to our future success. Although our management believes that we will continue to be successful in attracting and retaining skilled personnel, we can offer no assurance that we can accomplish this objective on acceptable terms. Each management employment contract contains a non-compete clause. We have implemented Cdn$2,000,000 key person insurance policies on James Hutton and Jason Corless.

     Early-Stage Company

     In early 1998, the focus of our predecessor's business by necessity shifted to research and development efforts needed to develop a Windows NT platform based product line. Given this shift in our business focus, even though we and our predecessor have had revenues from operations from 1993, we are at an early stage of entering the commercial marketplace. Our future operating results are subject to a number of risks, including our abilities to implement our strategic plan, to attract qualified personnel and to raise sufficient financing as required. Our management's inability to guide growth effectively (including implementing appropriate systems, procedures and controls) could have an adverse effect on our financial condition and operating results.

     Foreign Currency Exchange

     We face foreign currency exchange risk as a majority of our revenue is denominated in United States dollars and a majority of operating costs are incurred in Canadian dollars. Significant fluctuations in the foreign exchange between U.S. and Canadian currency will result in fluctuations in our annual and quarterly results. If the Canadian dollar were to strengthen in relation to the U.S. dollar, our effective costs would rise in relation to our revenues, adversely affecting our profitability and competitive position.

     Technological Change

     The telecommunications industry is characterized by rapidly changing technology and evolving industry standards. Our success will depend heavily on our continuing ability to develop and introduce enhancements to our existing systems and new products that meet changing markets. We cannot provide assurance that our technology or systems will not become obsolete due to the introduction of alternative technologies. If we cannot continue to innovate successfully, our business and operating results could be adversely affected.

     Management of Rapid Growth and Limited Operating Experience

     We anticipate that the management of rapid growth will be a key challenge. Failure effectively to meet this challenge could have a material adverse effect on our operating results. Successful commercialization of the e-go technology will require management of a number of operational activities in which we have little experience. There is no assurance that, if our business grows rapidly, we will be able to manage such growth successfully.

     No Patent Protection

     We do not have and do not intend to apply for patents on our products. Management believes that the patent application process in many countries in which we intend to sell products would be time - consuming and expensive. In addition, patents would have the effect of publicizing the source code or other proprietary aspects of our products. Finally, we intend continually to improve and upgrade our products. As a consequence, any patent protection may be out of date by the time the patent is granted.

     Dependence on Suppliers

     Although we perform almost all of our software development in-house, we purchase some software and all our telephony boards (which are subcomponents and a significant part of our e-go product line) from third parties. We do not have written supply agreements with any of our suppliers. A disruption in supply or degradation in quality could have an adverse impact on our business and financial results, particularly at a time when we are attempting to build brand identity and customer loyalty. In addition, an increase in prices from our suppliers could also have an adverse impact on our business and financial results.

     Shares Eligible for Future Sale

     At January 24, 2000 we had outstanding approximately 20,760,321 common share equivalents, consisting of 14,160,321 shares of common stock ("Common Stock") and 6,600,000 shares of Common Stock issuable on conversion of all outstanding Exchangeable Shares. See Item 8-"Description of Securities". All of the 8,293,000 shares issued in April 1999 under the Rule 504 of the Securities Act of 1933, as amended (the "Securities Act") are freely tradable.

     The remaining outstanding shares have not been registered under the Securities Act and therefore will be treated as "restricted securities" and may be publicly sold in the United States only if registered or if the sale is made in accordance with an exemption from registration, such as Rule 144 under the Securities Act. Under these exemptions, however, substantially all of the other 12,467,321 shares of Common Stock generally will be eligible for resale in the United States without registration one year from the date of issuance. This may adversely affect the market price of our shares and could affect the amount of trading of such shares.

     As of January 24, 2000, warrants to purchase an aggregate of 2,284,000 shares of Common Stock were outstanding. We intend to register under the Securities Act the shares of Common Stock issuable upon exercise of such warrants. We also intend to register under the Securities Act the shares of our common stock reserved for issuance under the Fiscal 1999 Stock Option Plan. As of September 30, 1999, options to purchase an aggregate of 2,976,750 shares of Common Stock were outstanding under such Stock Option Plan. Upon such registration, such shares, when issued, generally will be freely tradable.

     Sale of a significant number of such shares, or the perception that such sales could occur, could adversely affect prevailing market prices for the shares and could impair our future ability to raise capital through an offering of equity securities, which in turn could adversely affect our business or results of operations.

     Minimal Trading History of Common Stock - Possible Stock Price Volatility

     Our common stock currently trades on a limited basis on the National Quotation Bureau's "Pink Sheets" and we currently intend to apply to have our Common Stock quoted on the Over-the-Counter Bulletin Board upon meeting the requirements of its "Eligibity Rules". The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other telephony companies, the trading volume in our Common Stock, changes in general conditions in the economy, the financial markets or other developments affecting us or our competitors. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

     Limitation on Officers' and Directors' Liabilities Under Nevada Law.

     Our certificate of incorporation and our by-laws provide that we shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law. In general, the Nevada Business Corporation Act permits indemnification of officers and directors in those instances where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. As a result, we may pay the judgment or other settlement received by a plaintiff against one of our officers, directors, employees or consultants as well as their legal expenses. This result could constitute a risk to shareholders.

     Effect of Anti-Takeover Provisions.

     Our authorized capital consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. Our board of directors, without any action by shareholders, is authorized to designate and issue shares of preferred stock in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of shares of preferred stock that may be issued may be superior to the rights granted to the holders of the existing shares of our common stock. Further, the ability of our board of directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of our Common Stock.

     Penny Stock Regulation

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

     The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities are presently subject to the penny stock rules, and, as a result, investors may find it more difficult to sell their securities.

     Year 2000 Issues

     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any computer software program or hardware that has date-sensitive software of embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000 which could result in system failures or miscalculations causing disruptions to operations and normal business activities. We cannot guarantee that we have eliminated all risks related to the Year 2000. In addition, certain
sub-components   may  not  have  been   properly   engineered to ensure  date
compatibility. (For a full discussion of the Year 2000 problem and our steps to deal with it, please see Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Year 2000 Issue.")

Significant Customers

     During the first quarter of 1998, MTT, based in Halifax, Nova Scotia, one of Canada's largest telephone companies, contracted with Voice Mobility to deploy a technical and marketing trial of products developed by Voice Mobility in Nova Scotia. MTT conducted extensive testing for technical performance and also for customer preferences and requirements. MTT's feedback enabled VMI to refine its products to improve function and usability.

     Voice Mobility and MTT had jointly agreed to conduct product trials in Nova Scotia with a view to developing enhancements to it suitable for launching the service in Nova Scotia and exporting it to other service providers in the telecommunications industry.

     All copyright, patent, and trade secret rights in any software modifications, enhancements, and improvements and new developments made to VoicePlus, predecessor name to e-go, in the course of the product trials are owned by Voice Mobility.

     MTT is both a key early stage customer and a critical partner in the obtaining of business, as well as a shareholder of the Company. See Item 7 - "Certain Relationships and Related Transactions". It contributed monetary support and intellectual and technical network expertise to the value of VoicePlus. This value add was documented by MTT for the duration of the product trial and was recognized by Voice Mobility as an investment in the success of both the launch of the product in Nova Scotia and export opportunities. During the technical trial, VMI was obligated to provide the hardware, software, and technical testing. MTT was obligated to provide network human resources, network architecture planning, network connectivity, as well as the testing location.

     During the trials, VMI was obligated to provide a user manual, on-site/off-site server support, software that complied with the specifications list as per the technical trial results and training of MTT Network personnel for administration and provisioning of the server. MTT was obligated to provide a manual revision, customer support, research as outlined in a research plan, service definition, business case, and a campaign brief. The Company has received from MTT $97,011 in connection with sales arrangements from the first sale in September 1997 to September 30, 1999.

     One of our first opportunities to work with MTT was in the preparation of a joint proposal to Cable and Wireless Bartel located in Barbados. Bartel agreed to purchase and deploy e-go in its business and consumer markets, subject to a technical and market trial of our products. We provided, with MTT, training, implementation, planning and marketing training and support.

     Cable and Wireless Bartel serves a market size of approximately 1,000,000 people. The recent involvement of MTT in a Pan-Atlantic consolidation of incumbent telephone companies has created a new company, Aliant, Inc. The size of the market served by Aliant is 5,000,000 people and present annual revenues are in excess of Cdn$1,700,000,000. MTT garnered Cdn$716,000,000 in revenues in its last fiscal year.

Licenses, Patents and Trademarks
--------------------------------

     We use component software from the following vendors:

     Microsoft Corporation
     Allaire Corporation
     SendMail Inc.

     Microsoft Corporation provides the NT Operating System and the framework for the relational database (SQL Server). This represents approximately 25% of the code base. A further 2% is represented by SendMail, a small Internet mail utility used to route and manage email in the product. We also uses the product "Cold Fusion" developed by Allaire Corporation. This is a web-based utility to build web pages that can extract data directly from a database. This represents approximately 5% of the code base.

     Where applicable, the Company has joined the developer programs of each of the companies and will seek any opportunity to leverage partner programs or develop relationships where possible. While we have written all of our software to utilize component software from these developers, we have had extensive experience with competitive offerings. Although the loss of one of these key software vendors would result in some delay, our management does not consider that a prolonged delay would be likely.

     We have applied for trademark registrations in Canada for the e-go tradename in conjunction with a stylized e-go mark inside a green circle. As of June, 1999, the Company has trademark pending of both the name and the visual of e-go in Canada. Further applications are pending for the United States and Europe.

Employees.
----------
     As of January 24, 2000, we employed 36 people, 5 of whom are engaged in marketing and sales, 22 in research and development, and 9 in management and administration. Our employees are not represented by a collective bargaining unit. We consider relations with our employees to be good.

Background and Recapitalization
-------------------------------

     Our predecessor company, VMI, was incorporated in 1993, as a British Columbia corporation. In December 1997, the shareholders of VMI entered into a transaction with Acrex Ventures Ltd. ("Acrex"), an inactive company listed on the Vancouver Stock Exchange with no business operations, through which the Voice Mobility business plan would be financed. Prior to entering into the agreement with VMI, Acrex had approximately 150 shareholders, excluding participants in the Acrex private placements.

     The proposed transaction with VMI was intended to be a "reverse takeover" by VMI (the "RTO Concept"), and characterized as a recapitalization of VMI for accounting purposes.

     Between December 1997 through March 1999, Acrex consummated a series of four private placements undertaken in Canada, and raising an aggregate of Cdn$2,022,500 (approximately $1.4 million). In each private placement, investors were offered units ("Acrex Units") consisting of Acrex common shares and warrants to acquire Acrex common shares. Pending regulatory approval and finalization of the transaction between Acrex and VMI, the net proceeds of such private placements of approximately $1.26 million were loaned to VMI to fund research and development activities, operations, and working capital.

     On August 30, 1998, Acrex applied to the Vancouver Stock Exchange to approve its acquisition of VMI as the basis for its first business operations. However, by March 31, 1999, the application had not been approved by the Vancouver Stock Exchange, being still in process, and the share acquisition agreement between Acrex and the VMI shareholders expired. Because of these continuing delays, management of Acrex and VMI decided to pursue other sources of financing to expedite the strategy.

     Thus, in March 1999, as an alternative to financing Voice Mobility's business plan through Acrex, the directors and certain principals and shareholders of VMI and Acrex initiated discussions with Equity Capital Group, Inc. ("Equity Capital"), an unrelated Nevada corporation with shares listed on the OTC Bulletin Board. The discussions were focused on structuring a transaction in which the combined shareholders of VMI and Acrex and the investors in the Acrex private placements would acquire control of Equity Capital. Because the Acrex private placements contemplated the combination of VMI and the financing of Voice Mobility's business plan, the principals of VMI and Acrex effectively worked in concert as the effective shareholder or "stakeholder" group implementing the Voice Mobility business plan and the RTO Concept. Further, the three directors controlling VMI, were also Directors of Acrex and effectively controlled the board of directors of Acrex.

     Equity Capital's acquisition of VMI was intended to mirror Acrex's application to the Vancouver Stock Exchange in August 1998 to provide the investors in the Acrex private placements with essentially the same economic position in Equity Capital as they would have expected in the acquisition of Voice Mobility by Acrex. This would be accomplished by mirroring the capital structure of Equity Capital to the proposed capital structure of Acrex as proposed to the Vancouver Stock Exchange. Thus, the number of common shares and warrants of Equity Capital which each investor in the Acrex private placements would receive was intended to mirror the number of shares and warrants to have been received in the form of Acrex Units.

     On April 1, 1999, Equity Capital began to implement the Voice Mobility business plan and undertook to fulfill Acrex's obligations to its investors under the Acrex private placements by issuing 8,293,000 shares of Common Stock to 72 investors. Each of the Acrex private placement investors participated in such offering substantially pro rata in relation to their participation in Acrex. Concurrent with such transaction, Equity Capital assigned its remaining assets and liabilities to Pioneer Growth Corporation, an unrelated third party.

     On June 24, 1999, Equity Capital through a newly created wholly owned subsidiary, Voice Mobility Canada Limited acquired 100% of the outstanding common shares of VMI. Shareholders of VMI exchanged their shares of VMI for 6,600,000 Exchangeable Shares of Voice Mobility Canada Limited ("VM Canada"). Each VM Canada Exchangeable share is exchangeable for one VMII common share at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and has essentially the same voting, dividend and other rights as one VMII common share. In addition, a share of preferred voting stock was issued to the transfer agent in trust for the holders of the VM Canada Exchangeable Shares, to provide a mechanism for holders of the VM Canada Exchangeable Shares to receive their voting rights. The Company considers each Exchangeable Share as equivalent to a share of its common stock. Concurrent with this transaction, Equity Capital changed its name to our current name, Voice Mobility International, Inc.

     The April 1, 1999 and June 24, 1999 transactions did not occur on the same day for a multiple of reasons. Upon identifying an appropriate publicly traded U.S. shell company (Equity Capital), the directors of VMI acted swiftly to purchase this entity. Accordingly on April 1, 1999 VMI entered into a stock purchase agreement with Equity Capital Group, Inc. and the majority shareholder of Equity Capital to acquire the outstanding common stock of Equity Capital for cash of $200,000. (See Exhibit 10.14 filed herewith). Further, the April 1, 1999 agreement contemplated that Equity Capital would be a "shell" corporation, with no assets or liabilities. From April, 1999 to June 24, 1999,Equity Capital completed the assignment of its remaining assets and liabilities to Pioneer Growth Corporation, an unrelated third party. The purchase price was placed in trust until after the June 24, 1999 transaction. Once the publicly traded shell company was acquired it was realized that the original shareholders of Voice Mobility Inc. could face significant Canadian income tax liability as a result of the cross-border transaction with the U.S. entity Equity Capital. The shareholders of Voice Mobility Inc. immediately began to seek legal counsel and tax advisors with sufficient professional experience in such dealings. It took some time to find and retain qualified securities counsel and tax accountants with experience in such transactions. Once the tax accountants and securities lawyers were consulted it was determined that the most effective means of minimizing personal Canadian taxes of Voice Mobility Inc. shareholders and comply with Canadian tax legislation, required the formation of a new corporation, VM Canada, as a wholly owned subsidiary of VMII. The formation of VM Canada took time to complete because the special share rights had to be properly structured and drafted, various name searches needed to be conducted, and the company needed to be incorporated and capitalized. See "Description of Capital Stock - Preferred Stock".

     On June 30, 1999, VMII completed its undertaking to fulfill Acrex's obligations to its investors under the Acrex private placements by issuing warrants to acquire an aggregate of 4,793,000 shares of Common Stock of VMII to the investors in the Acrex private placements. Such warrants were issued to the investors substantially pro rata to the number of warrants the investors were to have received in each of the Acrex private placements, at the same exercise prices, as adjusted for the currency translation from Canadian dollars to U.S. dollars. Thus, upon completion of transactions, the original investors in the Acrex private placements received, in the aggregate through the April 1999 offering of Common Stock and the June 1999 offering of warrants, substantially the equivalent economic terms in the form of VMII Common Stock and warrants, which they would have received in the Acrex Units. As a result, Acrex discharged its obligations under the private placements.

     Upon completion of such transactions at June 30, 1999, the stakeholders in Voice Mobility and Acrex (consisting of the original shareholders of VMI, certain shareholders of Acrex, and the investors in the Acrex private placement) held approximately 84% of the capital stock of VMII (formerly Equity Capital), thereby constituting a recapitalization of VMI through the acquisition of Equity Capital.

ITEM 2.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
-------       ---------------------------------------------------------------
              RESULTS OF OPERATIONS.
              ----------------------

Overview

     Pursuant to share purchase agreements dated April 1, 1999 and June 24, 1999, the stakeholders in Voice Mobility and Acrex (consisting of the original shareholders of VMI, certain shareholders of Acrex, and the investors in the Acrex private placement), sold their interests and acquired 100% of the issued and outstanding common stock of VMI by issuing 8,293,000 shares of VMII Common Stock and the right to acquire an additional 6,600,000 shares of VMII Common Stock in exchange for $200,000 and all the capital stock of VMI. As a result of this transaction, the stakeholders in Voice Mobility and Acrex effectively acquired 14,893,000 common stock equivalents of VMII which represents a controlling interest of approximately 84%. This transaction is considered an acquisition of VMII (the accounting subsidiary/legal parent) by VMI (the accounting parent/legal subsidiary) and has been accounted for as a purchase of the net assets of VMII by VMI in the consolidated financial statements. Accordingly, this transaction represents a recapitalization of VMI, the legal subsidiary.

     The unaudited interim consolidated financial statements are issued under the name of VMII, but are a continuation of the financial statements of the accounting acquirer, VMI. VMI's assets and liabilities are included in the unaudited interim consolidated financial statements at their historical carrying amounts. Operating results to June 24, 1999, are those of VMI. At June 24, 1999, VMII had no assets and no liabilities. For purposes of this acquisition the fair value of the net assets of VMII of $0 is ascribed to the 578,750 previously outstanding common stock of VMII deemed to be issued in the acquisition. The additional $200,000 paid for this transaction has been expensed in these financial statements.

     The following discussion should be read in conjunction with the unaudited interim consolidated financial statements for the nine-month ended September 30, 1999 and September 30, 1998 and the consolidated audited financial statements for year ended December 31, 1998 and December 31, 1997.

--------------------------------------------------------------------------------

     Sales - All sales over both periods are non-recurring sales of prototype equipment and/or software that was in the beta stage of development. On October 2, 1999 we completed the first delivery of our e-go 4.0 system. Our customer had pre-paid for the system delivery in September 1999. Accordingly, the transaction was recognized as deferred revenue.

     Cost of sales - Cost of sales is comprised of third party software licenses, telephony hardware, data and voice transmission costs, and installation costs. Cost of revenue was $45,018 and $59,161 for the nine month periods ended September 30, 1999 and 1998 respectively.

     Operating Expenses

     Sales & Marketing - Our sales and marketing costs consist primarily of personnel, advertising, promotions, public relations, trade shows and business development. Total costs were $1,325,900 and $51,638 for the nine months periods ended September 30, 1999 and September 30, 1998 respectively. The increase of $1,274,262 reflects employee stock option compensation cost of $908,750 that was determined using the intrinsic method in accordance with "APB 25" (Accounting Principles Board Opinion Number 25).

     The additional increase of $365,512 in sales and marketing expense between the two periods is a result of an increase of $201,786 in sales and marketing personnel, $95,216 in promotions, and $68,510 for participation in industry trade shows. These costs have been incurred as result of market development efforts.

     Research and Development - Our research and development costs consist primarily of personnel, data and voice transmission, and related facility costs. Research and development costs were $2,536,753 and $141,567 respectively for the nine months ended September 30, 1999 and September 30, 1998. The increase of $2,395,186 in research and development costs from 1998 to 1999 primarily reflects an employee stock option compensation cost of $1,553,500 that was determined using the intrinsic method in accordance with "APB 25" (Accounting Principles Board Opinion Number 25).

     The additional increase of $841,686 in research and development costs between the two periods is the result of an increase of $270,712 in personnel costs, $22,562 in leased office space and utility costs, $30,430 in data and voice transmission costs and $17,982 in general research and development costs. $500,000 in research and development costs was recognized as a result of fulfilling the contingent obligation settlement with MTT in an agreement dated March 26, 1999. As a result of the acquisition of VMI, we were obligated to issue 1,428,571 shares of our common stock valued at $500,000.

General and Administrative - Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, travel, and the lease of office space. General and administrative costs were $1,956,213 and $310,366 for the nine months ended September 30, 1999 and September 30, 1998. The increase of $ 1,645,847 primarily reflects an employee stock option compensation cost of $1,428,688 that was determined using the intrinsic method in accordance with "APB 25." (Accounting Principles Board Opinion Number 25).

     The additional increase of $217,159 in general and administrative costs between the two periods is the result of an increase of $81,364 in personnel costs, $47,605 in professional and legal costs, $46,736 in consulting fees, $16,208 in lease of office space, and $25,246 in general administrative costs. General and administrative costs as a percentage of revenue increased between the two periods as a result of increases in expenses over the same periods. We anticipate that general and administrative costs will continue to grow in the foreseeable future as we implement our market growth strategies.

     Interest Expense (Income), Net - Our interest expense is primarily related to short-term debt. Interest expense (income), net was $54,204 and $24,296 for the nine month periods ended September 30, 1999 and September 30, 1998, respectively. The increase of $29,908 in interest expense (income), net between the two periods resulted from an increase in notes payable and shareholder advances.

     Income Taxes - Operating loss carryforwards will begin expiring in the year 2004. A valuation allowance was recognized for the year ending December 31, 1998 to offset deferred tax assets arising from temporary differences, tax credits and non-capital loss carryforwards, for which realization is uncertain. The amounts of and benefits from our net operating loss carryforwards when we operated as Equity Capital Group, Inc. have not been included as the net operating loss carryforwards may be impaired or limited following changes in the ownership of our Common Stock.

     Extraordinary Loss

     In March 1999 VMI and Acrex agreed to a loan settlement transaction with Ibex Investments Ltd. ("Ibex"). Pursuant to these understandings VMII issued warrants to purchase 500,000 shares of Common Stock to Ibex in settlement of a loan made by Ibex to VMI in the principal amount of Cdn$250,000, (one warrant for every Cdn$0.50 invested, with an exercise price of $0.35). The original loan agreement did not provide for the settlement of debt with equity instruments. Consequently an extraordinary loss of $790,000 has been recorded based on the difference between the fair value of the equity instruments issued and the carrying value of the retired debt. The fair value of the warrants was estimated using the Black Scholes option pricing model (see Note 3 of the unaudited interim consolidated financial statements).


                     Years Ended December 31, 1998 and 1997

                               VOICE MOBILITY INC.
             Condensed Statements of Operations For the years ending
                     December 31, 1998 and December 31, 1997
                           (Expressed in U.S. Dollars)

                                     1998       1997        1998       1997
                                       $         $            %          %
--------------------------------------------------------------------------------
REVENUE
Sales                             119,248     519,687        100%       100%
Less:  cost of sales              (75,439)   (260,274)       (63)       (50)
--------------------------------------------------------------------------------
                                   43,809     259,413         37         50
--------------------------------------------------------------------------------
EXPENSES
Sales and marketing               189,691      59,797        159         12
Research and development          283,918      66,126        238         13
General and administrative        460,911     236,158        387         45
--------------------------------------------------------------------------------
                                  934,520     362,081        784         70
--------------------------------------------------------------------------------
Loss before other expenses       (890,711)   (102,668)      (747)       (20)
Other expenses
   Loss on sale of marketable
   securities -                         0     (39,098)         0         (8)
   Interest expense               (39,887)    (26,973)       (33)        (5)
--------------------------------------------------------------------------------
                                  (39,887)    (66,071)       (33)       (13)
--------------------------------------------------------------------------------
Loss for the year                (930,598)   (168,739)      (780%)      (32%)
--------------------------------------------------------------------------------
Loss per share                      (0.11)                  (0.13)
--------------------------------------------------------------------------------


Results of Operations  for the Year ended  December 31, 1998 and  December,  31,
1997:

     Revenue - Revenue was $119,248 and $519,687 for the years ended December 31, 1998 and 1997 respectively. In December 1997 management decided to divest the company of the entire service portfolio and the sale of centrex lines, choosing instead to focus efforts on software development and marketing unified messaging systems. The divestiture was complete by April, 1998.

     Cost of Revenue - Cost of revenue is primarily comprised of software licenses, telephony hardware, data and voice transmission costs and installation costs. Cost of revenue was $75,439 or 63% of revenue and $260,274 or 50% of revenue for the years ended December 31, 1998 and 1997, respectively. The decrease of $184,835 in cost of revenue reflects management's decision to divest the entire service portfolio and the sale of centrex lines.

     Operating Expenses

     Sales & Marketing - Our sales and marketing costs consist primarily of sales and marketing personnel, advertising, promotions, public relations, trade shows and business development. Sales and marketing expenses were $189,691 and $59,797 for the years ended December 31, 1998 and 1997, respectively. The increase of $129,894 in sales and marketing expense between the two periods primarily reflects an increase in sales and marketing personnel, promotions, and participation in industry trade shows. The increase also reflects business development efforts that have resulted in a key relationship with MTT.

     Research and Development - Our research and development costs consist primarily of personnel, data and voice transmission, and the lease of office space. Research and development costs were $283,918 and $66,126 for the years ended December 31, 1998 and 1997. The increase of $217,792 in research and development costs from 1997 to 1998 primarily reflects increases in personnel and leased office space.

     General and Administrative - Our general and administrative costs consist primarily of personnel costs, professional and legal costs, consulting fees, travel and the lease of office space. The costs were $460,911 and $236,158 for the years ended December 31, 1998 and 1997 respectively. The increase of $224,752 from 1997 to 1998 includes the recruitment of personnel which resulted in an increase of $74,258 from 1997 to 1998, as well as an increase of $21,554 in regulatory fees and $20,662 in legal and accounting fees over the same period.

     Interest Expense (Income), Net - Our interest expense is primarily related to short-term debt. Interest expense (income), net was $39,887 compared to $26,973 for the years ended December 31, 1998 and 1997 respectively.

     Income Taxes - As of December 31, 1997, we had non-capital losses of $318,965 carried forward and available to offset income in the future. Such net operating loss carryforwards will begin expiring in the year 2004. A valuation allowance was recognized for the year ending December 31, 1998 to offset deferred tax assets arising from temporary differences, tax credits and non-capital loss carryforwards, for which realization is uncertain.

     Fluctuations in Annual and Quarterly Results

     Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, including:

1. the amount and timing of expenditures required to develop strategic relationships to enhance sales and marketing;

2. changes in the growth rate of Internet usage and acceptance by consumers of unified messaging systems;

3. emergence of new services and technologies in the market in which we compete; and

4.   fluctuations of foreign currency exchange rates.


     We face foreign currency exchange risk as a majority of our revenue is denominated in U.S. currency and a majority of operating costs are incurred in Canadian currency. Significant fluctuations in the foreign exchange between U.S. and Canadian currency will result in fluctuations in our annual and quarterly results.


Liquidity and Capital Resources

     Since the shift in the focus of our business to the development of Windows NT platform based products in early 1998 our sales revenue has been less than $158,000 and only as a result of sales of prototypes or the recovery of costs on abandoned services. We do not anticipate any significant sales revenue for the remaining fiscal period ending December 31, 1999. As a result, we anticipate our cash outflows to continue to exceed our cash inflows over the next 12 months. Our liquidity over the next 12 months is contingent on our raising money through equity financings to meet our short term needs. On June 30, 1999 we had 5,394,000 warrants outstanding that would, upon exercise, provide the Company a total of $2,366,850 in equity financing. As at January 24, 2000 the Company received a total of $1,448,333 from the exercise of 3,110,000 warrants. If the remaining 2,284,000 warrants are exercised we will receive $918,517 which would be sufficient to provide the Company with the liquidity necessary to fund its anticipated working capital and capital requirements for the next three months. However, there can be no assurance that the remaining warrants will be exercised.

     Our budgeted capital expenditures for the fiscal year ending December 31, 1999 was approximately $404,000 of which $237,795 has been spent and we are committed to purchase $58,000 of research and development equipment (See note 5 of the unaudited interim consolidated financial statements). We are under no legal obligation to purchase the remaining budgeted capital expenditures.

     We currently anticipate that cash flow from operations will increase in the long-term as we increase our sales and marketing activities and introduce new versions of our software that are technologically feasible. However, we also anticipate our operating expenses will also increase in the long-term as a result of the increase in sales and marketing activities, research and development activities, as well as general and administrative activities. To the extent that available funds from operations are insufficient to fund the Company's activities, the Company may need to raise additional funds through public and private financing. No assurance can be given that additional financing will be available or that, if available, it an be obtained on terms favorable to the Company and its stockholders. Failure to obtain such financing could delay or prevent the Company's planned expansion, which could adversely affect the Company's business, financial condition and results of operations. If additional capital is raised through the sale of additional equity or convertible securities, dilution to the Company's stockholders could occur.

Impact of Year 2000 Issue

     Like many other companies, the Year 2000 issue creates risks for us. The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any computer software program or hardware that has date-sensitive software of embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000 which could result in system failures or miscalculations causing disruptions to operations and normal business activities.

     We are a comparatively new company and as a result, the software and hardware we use to operate our business have all been purchased or developed in the last several years. While we cannot guarantee that we have eliminated all risks related to the Year 2000, we can state that steps have been taken to minimize the risks associated to the Year 2000 issue.

     We have developed and implemented Year 2000 compliance plans related to both our internal business operations, as well as our product compliance. With respect to our Year 2000 plan we have ensured all of our hardware equipment and software used in normal business operations are certified as Y2K compliant. Our strategy involves maintaining an extensive inventory of any and all computer-related systems and software, whether initially thought to be exposed to the Y2K bug or not. An assessment is made of each inventory item identifying potential risks or uncertainties. All hardware that is not Year 2000 compliant is disposed of, and all software used is certified to be Year 2000 compliant through written documentation provided by the vendor.

     We are committed to providing releases of our software which are certified as being Year 2000 compliant. We have developed all of the e-go software internally and have ensured that all date fields are compatible to the year 2000. However, certain subcomponents may not have been properly engineered to ensure date compatibility. Steps have been taken to confirm sub-components compatibility, but this area still remains one of moderate risk. Third party products that are bundled into our unified messaging systems have been researched for Year 2000 compliancy, and all of the vendors have released statements indicating they are fully Year 2000 compliant.

     The cost to address our Year 2000 issues has been minimal as most of our development work has taken the Year 2000 issue into consideration from the onset of the development of our product. We estimate that the costs to address our Year 2000 issue to be approximately $100,000. This includes product development, testing, as well as obtaining written documentation from vendors of our product sub-components that they are Year 2000 compliant. The cost also includes the cost of ensuring that the hardware and software used in internal operations are Year 2000 compliant.

     The risks that we face as a result of the Year 2000 issues include complete interruption to our operations and development, however this risk has been mitigated through our Year 2000 plan. Other risks include possible interruption to communication for the users of our software. Users of our software include our customers and ourselves. There is a risk of liability if our customer's communication is interrupted resulting in adverse affects in their business operations. In the worst case scenario a customer will lose the ability of communicating by using our software, as well as possibly losing important stored voice, fax, and email messages. If the loss is of significance to our customer, there is the possibility of litigation and claims against our company.

     We have prepared a contingency plan that covers worst case scenarios that we may face. The plan covers how to deal with both internal systems that may be affected by the Year 2000 issues, as well as how to deal with our product and possible interruptions to its operation.

ITEM 3.  DESCRIPTION OF PROPERTY.
-------  ------------------------

     Our United States office is located in shared office premises at Suite 200, 5031 South Ulster Parkway, Denver Colorado 80237 under a month to month arrangement with the lessor of the premises who is not affiliated with us. We pay no rent under an oral understanding.

     In December 1999, we relocted the offices of our operating subsidiary, VMI, and entered into a lease of approximately 4,900 square feet at 13777 Commerce Parkway, Richmond, B.C. at a basic rate of $75,950 per year plus expenses. Payments commence April 1, 2000.

     Our former offices are approximately 2,000 square feet at 701-543 Granville Street, Vancouver, British Columbia V6C 1X8. The lease, with a non-affiliated party, expires March 30, 2002. Rent is $53,276 per year. Efforts are being made to sublet the Granville Street property. The Company is responsible for the rent on the Granville Street property until such time that the property is sublet.

     VMI leases an engineering facility at 20 - 3318 Oak Street, Victoria, BC, V8X 1R1, of 5,387 square feet, under a lease with an unaffiliated party that expires on May 31, 2004, at $85,138 per year.

     We believe that existing facilities are adequate for our needs through at least the end of 2000. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms and without undue operational disruption.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
------    ---------------------------------------------------------------

     We have set forth in the following table certain information regarding our Common Stock beneficially owned on January 24, 2000, for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of the our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. At January 24, 2000 we had outstanding approximately 20,760,321 common share equivalents, consisting of 14,160,321 shares of Common Stock and 6,600,000 shares issuable upon conversion of all the outstanding Exchangeable Shares.


  NAME AND ADDRESS              NUMBER OF SHARES OF COMMON       PERCENT OF
OR IDENTITY OF GROUP             STOCK BENEFICIALLY OWNED   BENEFICIAL OWNERSHIP
--------------------            --------------------------  --------------------

Edith Marion Both(1)                    2,700,000                 13.0%
843 Ida Lane, Kamloops
BC, V2B 6V2
Canada

James J. Hutton(2)                     2,146,778                 10.3%
6442-180th St.
Surrey, BC, V3S 7K2
Canada

William E. Krebs(3)                     2,543,897                 12.3%
300 Stewart Road
Salt Spring Island
BC, V8K 2C4
Canada

Jason Corless(4)                        1,262,671                  6.1%
312-3277 Glasgow Ave.
Victoria, BC, V8X 1M3
Canada

David H. Grinstead(5)                      50,000                  0.24%
48 Amin Street
Bedford, Nova Scotia
Canada
B4A 4A8

Randy Buchamer (5)                         50,000                  0.24%
5453 Nancy Greene Way
Vancouver, BC, V7R 4N2
Canada

Thomas G. O'Flaherty (6)                  500,000                   2.4%
509 - 2008 Fullerton Ave.
Vancouver, BC, V7P 3G7
Canada

All Executive Officers and Directors    9,253,346                 44.58%
as a Group (7 persons)
-----------------------

(1) Includes 50,000 Plan Options. These shares are owned by E. W. G. Investments Ltd. of which Ms. Both is the sole shareholder.

(2) Includes 36,778 shares which are owned by Janice Gurney, his wife, over which Mr. Hutton disclaims beneficial ownership. Includes 250,000 Plan Options. Includes 55,000 shares and 55,000 stock purchase warrants both of which are held in a self-directed registered retirement savings plan.

(3) Includes 2,000,000 shares owned by PWMC of which Mr. Krebs is the sole shareholder and 93,897 shares owned by Margit Kristiansen, Mr. Krebs' wife. Mr. Krebs disclaims beneficial ownership of the shares owned by his wife. Includes 250,000 Plan Options. Includes 100,000 shares and 100,000 stock purchase warrants both of which are held in a self-directed registered retirement savings plan.

(4) Includes 114,671 shares owned by Cathie Stevens, his wife, over which Mr. Corless disclaims beneficial ownership. Includes 250,000 Plan Options. Includes 24,000 shares and 24,000 stock purchase warrants both of which are held in a self-directed registered retirement savings plan.

(5)  Includes 50,000 Plan Options.

(6)  Includes 500,000 Plan Options.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.
-------  -------------------------------------------------------------

     The following table sets forth the names, positions and ages of our executive officers and directors. All our directors serve until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the board of directors.

     Name            Age                 Position
     ----            ---                 --------
Thomas G. O'Flaherty 57       President

James J. Hutton      33       Chief Executive Officer and a Director

William E. Krebs     53       Chairman of the Board of Directors, Secretary,
                              Treasurer, and Chief Financial Officer

Edith Marion Both    66       A Director

Robert Cashman       66       A Director (until November 1, 1999)

Randy G. Buchamer    44       A Director

David  Grinstead     50       A Director (commencing November 1, 1999)


     Thomas G. O'Flaherty was appointed President in January 2000. Prior to joining Voice Mobility, he served as the Sales & Marketing Leader of the Technology Practice at Ernst & Young LLP from late 1995 to late 1999. From mid 1993 to late 1995 Mr. O'Flaherty served various senior executive roles at Modatech Systems Inc., a sales force automation software company. He joined Modatech as the Vice President of Marketing in mid 1993, was promoted to President in 1994, and further promoted to CEO in January 1995. In early 1989 Thomas O'Flaherty founded Richmond Technologies & Software Inc. to market Maximizer, a contact management software product, which was subsequently acquired by Modatech Systems Inc. in mid 1993. Prior to founding Richmond Technologies & Software Inc., he co-founded Bedford Software Limited in 1983 as the marketing partner, and served in this role until 1989. Bedford Software Limited was listed on the Toronto Stock Exchange in 1988, and the business was acquired by Computer Associates in 198 9. From 1972 to 1983 he held various sales and marketing management positions at Xerox Canada Inc. Thomas O'Flaherty began his career at the Nova Scotia Research Foundation in 1969, was appointed as the Director of the Operational Research Division in 1971, and served in this position until 1972. Mr. O'Flaherty received a Bachelor of Science from Dalhousie University in 1963, a Bachelor's Degree in Mechanical Engineering in 1965, and a Master of Science Degree from Birmingham (UK) in 1968.

     James J. Hutton has also served as President, Chief Executive Officer and a Director of our subsidiary, VMI since 1998. From January 1998 to the present, Mr. Hutton has also served as a director of Acrex Ventures Ltd. From 1990 to the present, he has also served as Director and President of South Sycamore Group Holdings, a family company involved in diversified investments. Mr. Hutton served as Canadian Regional Manager for Ascend Communications (1995-1998). He served in various capacities for Gandalf Systems, Inc., from 1989 to 1995, starting as a sales executive and becoming Western Regional Manager. >From 1987 to 1989, Mr. Hutton was a Sales Trainee in the Automotive Electronics Group of Amp of Canada. Mr. Hutton attended the University of British Columbia.

     William E. Krebs has been Chairman of the board of directors of our subsidiary, Voice Mobility, since 1995. From January 1995 to the present, Mr. Krebs has also served as a director of Acrex Ventures Ltd. He also has served as President and a director of Pacific Western Mortgage Corp. ("PWMC") since 1987 and served as President and a Director of Pacific Western Capital Corp. from 1994 to 1995. He has been a director of Waverider Communications, Inc., (OTCBB:WAVC) a public company traded on the Over-the-Counter Bulletin Board since 1997 and was its Secretary from 1997 through May, 1999. Mr. Krebs ceased to be a director of Waverider Communications Inc., in September 1999. Mr. Krebs served as Director and President of TelcoPlus Enterprises Ltd. and its wholly owned subsidiary, Intertec Telecommunications Inc., from 1990 to 1995. Mr. Krebs is a Chartered Accountant and practiced as such from 1970 to 1980. He served as a Director and President of CT&T Telecommunications Inc. from 1990 to 1995. Mr. Krebs has been a member of the Canadian Institute of Chartered Accountants since 1973.

     Edith Marion Both was employed by Transport Canada from 1980 to 1995 and served as its Resource Manager from 1985 to 1995. She presently serves as the Regional President of the Elizabeth Fry Society of Canada, a society which assists woman who have had problems with legal authorities, and was Treasurer of its National Board. She serves on the board of directors of the Women's Future Fund, a cross discipline entity adjudicating funding for women issues. Edith Both also served on the board of directors of Acrex Ventures Ltd. from January 1998 until June 1999. Edith Both became a registered Cytotechnologist in 1973.

     Randy G. Buchamer has served from 1996 as Vice President and Chief Operating Officer of Mohawk Oil Retail SBU and from 1989 to 1996 as Vice
President  Corporate  Services  and Chief  Information  Officer  for  Mohawk Oil
Company. From 1987 to 1988, he was Retail Market Specialist for Digital Equipment of Canada Limited. Mr. Buchamer founded and served, from 1981 to 1988, as President of Vartech Systems Corporation and RB Computer Products, an IBM value added reseller and North American software publisher and distributor of retail, distribution and manufacturing software solutions. From 1979 to 1981, he was Sales Manager and, from 1978 to 1979, a Sales Representative for Micom Canada Ltd. He received his MBA from Simon Fraser University's Executive Management Development Program in 1994 and his BBA in Marketing and Finance from the University of Illinois in 1978. He also has completed courses at the IBM Canada Business Management School. He is a member of the Vancouver Board of Trade and the Sales and Marketing Executives Association of Vancouver.

     David Grinstead is Director, New Business Opportunities-Telecommunications at Aliant Inc., a telecommunications and data services organization based in Eastern Canada, with assets of $3 billion and annual revenues of $1.7 billion and the parent company of Maritime Tel & Tel. He is responsible for the development of new business opportunities, services, and products with a particular focus on the creation of exportable business, intellectual property and e-commerce opportunities as well as the development and implementation of new business development and e-commerce strategies. From 1997 through January, 1999, Mr. Grinstead was Vice-President, Market & Technology Development with The Bermuda Telephone Company Limited, Hamilton, Bermuda. In this capacity Mr. Grinstead was responsible for all revenue generation, business development, strategic planning and corporate communications activities. Mr. Grinstead also held full operating responsibility for BTC Mobility, the cellular subsidiary, and was Chairman of the Board of Logic Communications Inc., Bermuda's largest internet service provider and systems integrator. Immediately, prior to joining The Bermuda Telephone Company, Mr. Grinstead was Vice-President, Customer Solutions and Service of Northwestel Inc., a subsidiary of Bell Canada Enterprises and President of Northwestel Cable TV Inc, and Executive Vice-President of Ardicom Digital Communications Inc. He previously was Chief Operating Officer of MultiServices Canada Inc, and held senior management roles with Picker International and DHL Worldwide Express.

     Key Management Employees of VMI, our operating subsidiary are:

     Thomas G. O'Flaherty, our President.

     James J. Hutton, our CEO, is also a director.

     William E. Krebs, our Secretary and Treasurer, is Secretary and Treasurer and a director.

     William Gardiner (44 years old) has been Vice President - Business Development since May 1998. William Gardiner served as President from November 1997 to April 1998, and served as a consultant from 1995 to 1997. At Voice Mobility, he engineered the basic concept of the "follow me" number which is an integral feature of the e-go platform and was responsible for introducing the first e-mail to voice service in Canada, as well as call connect, same line fax, fax to voice, and e-mail to voice. Mr. Gardiner earned a Diploma in Computer Technology from Computer Data Institute in 1989. Mr. Gardiner is the son of Edith Both, a Director of VMII, and Ernest Weir Gardiner, the President of VMI from September 1993 to October 1997.

     Jason Corless (29 years old) has served as Director of Engineering since 1997 and was a consultant to Voice Mobility from 1994 to 1997 where he assisted in the design and development of prototypes of e-mail to speech, web paging, and TNPP paging. Mr. Corless served as a software developer for Hughes Aircraft in 1994 where he was involved in network performance testing of the Canadian
Automated Air-Traffic Control System (known as "CAATS"). In 1991, he was a software developer for Northern Telecom where he designed and developed software for the "DSM 250" product line as part of the frame relay billing group. Mr. Corless received a Bachelor of Science in Computer Science from the University of Victoria in 1994 and a Master of Science in Computer Science from the University of Victoria in 1995. His monograph entitled "Publication in Software" was published in Practice and Experience Journal, Volume 28, Number 12, October 1998.

     Budd Stewart (46 years old) has served as Vice President - Operations since 1999. From 1997 to 1999, he was Director of Operations at Enhanced Cellular Systems Inc. where he was responsible for negotiating and maintaining various U.S.A. carrier agreements and operating systems, as well as installation and maintenance of the U.S.A.-based credit card cellular payphone network. From 1995 to 1996, he was Director of Customer Service for Prime Copy Office Systems where his responsibilities included service, refurbishing and warehouse operations at Canada's largest Mita copier and Panafax facsimile dealer. Mr. Stewart served as Director of Technical Operations, at Savin (Ricoh) Canada from 1994 to 1995 at which firm he was in charge of ten branches in Western Canada with a staff of over 90 service personnel. From 1989 to 1993, he was President and owner of Stewart/Scotvold Holdings, a project manager for non-residents in custom home construction. Mr. Stewart was employed by Bell Canada and Bell Canada International from 1976 to 1989 in various capacities, successively Section Manager - Repair Service Bureau, Director Operations - Customer Service and Director Cost and Results. In this last capacity, he was responsible for negotiating and tracking the $3 billion annual operating expense budget of the seven business units of Bell Canada. Mr. Stewart received a Bachelor of Arts from University of Toronto.

     Geoff Heston (47 years old) has served as Senior Vice President of Sales and Marketing since August, 1999. Prior to joining Voice Mobility, Mr. Heston served, from 1997 to 1999 as Vice President - Wireless Marketing, for Diablo Research Company, a contract engineering and consulting company. From 1994 to 1997, Mr. Heston was Vice President and General Manager, Canadian Operations, of Metricom Inc. a provider of wireless Internet access. From 1989 to 1994, Mr. Heston worked for Motorola successively as Senior Project Manager, Marketing Manager - Public Wireless Networks and Major Account Manager. From 1984 to 1989, he was Senior Applications Specialist for Gandalf Data Ltd. From 1976 to 1984, Mr. Heston specialized in the operation and support of mainframe computers for school administration and students successively for McGill University,
University of British Columbia and the Vancouver School Board. Mr. Heston attended Mount Allison University and Marianopolis College.

ITEM 6.  EXECUTIVE COMPENSATION.
-------  -----------------------
CASH COMPENSATION.
------------------

     The following table shows, for the two-year period ended December 31, 1998, the cash and other compensation we paid to our Chief Executive Officer and to each of our executive officers who had annual compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

     NAME AND                                                     OTHER ANNUAL
PRINCIPAL POSITION                  YEAR     SALARY       BONUS  COMPENSATION(1)
------------------                  ----     ------       -----  ---------------

James J. Hutton                     1999    $72,600       -0-            -0- (1)
President and                       1998    $48,000       -0-            -0- (1)
Chief Executive Officer
since May, 1998

William Gardiner                    1998    $36,720       -0-            -0- (1)
President (Chief Executive Officer) 1997    $36,720       -0-            -0- (1)
from Nov, 1997 to Apr, 1998

Ernest Weir Gardiner                1998    -0-           -0-            -0-
President (Chief Executive Officer) 1997    -0-           -0-            -0-
from Sep, 1993 to Oct, 1997

------------------------

1. Compensation was paid to Mr. Hutton and William Gardiner by VMI, our operating subsidiary.

OPTION GRANTS IN THE LAST FISCAL YEAR.
--------------------------------------

     No options to purchase shares of common stock of VMI during the fiscal year ended December 31, 1998 were issued to any person named in the Summary Compensation Table.

* Subsequent to the end of the 1998 fiscal year, we have issued 250,000 options to Mr. Hutton. The options are exercisable at $1.00 and expire June 30, 2004

1999 STOCK OPTION PLAN
----------------------

     In June 29,  1999,  our board of  directors  adopted  the 1999 Stock
Option Plan (the "Plan") as a means of increasing employees', board of advisors, consultants' and non-employee directors' proprietary interest and to align more closely their interests with the interests of our stockholders. The Plan should also maintain our ability to attract and retain the services of experienced and highly qualified employees and non-employee directors.

     Under the Plan, we have reserved an aggregate of 5,000,000 shares of common stock for issuance pursuant to options ("Plan Options"). Our board of directors or a committee of our board of directors consisting of non-employee directors (the "Committee") will administer the Plan, including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

     Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by our board of directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our Common Stock, no more than five years after the date of the grant. The exercise price of Non-Qualified Options shall be determined by our board of directors or the Committee. Shareholders of the Company will be asked to approve the Plan at the next annual meeting of shareholders.

     The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

     Our (and any of our subsidiary's) officers, directors, key employees and consultants will be eligible to receive Non-Qualified Options under the Plan. Only employees are eligible to receive Incentive Options.

     Recipients of Plan Options may not assign or transfer them, except by will or by the laws of descent and distribution. During the lifetime of the optionee, an option may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee but is a member of our board of directors and his service as a director is terminated for any reason, other than death or disability, the Plan Option granted to him or her shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is disabled, the Plan Option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of the disability.

     Our board of directors or the Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan, or (ii) changes the definition of an Eligible Person under the Plan.

     As of September 30, 1999, we granted 2,976,750 Plan Options. As of January 24, 2000, no Plan Options had been exercised.

OPTION EXERCISES AND HOLDINGS.
------------------------------

     The following table sets forth information with respect to the exercise of options to purchase shares of our Common Stock during the fiscal year ended March 31, 1999 to each person named in the Summary Compensation Table and the unexercised options held as of the end of 1999 fiscal year.


                         AGGREGATED OPTION/ EXERCISES IN
             LAST FISCAL YEAR AND 1998 FISCAL YEAR END OPTION/VALUES
             -------------------------------------------------------

                                                   NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                        UNDERLYING        IN-THE-MONEY OPTIONS/
                                                    UNEXERCISED OPTIONS    SARS AT 1998 FISCAL
                                                    AT 1998 FISCAL YEAR       YEAR END ($)
                                                    END (#) EXERCISABLE/       EXERCISABLE/
                   SHARES ACQUIRED      VALUE         UNEXERCISABLE          UNEXERCISABLE
                      ON EXERCISE      REALIZED
     NAME                (#)             ($)
     ----          ---------------    ----------   --------------------    -------------------

James J. Hutton         0                    0                0                        0*

William Gardiner        0                    0                0                        0**

Ernest Weir Gardiner    0                    0                0                        0



-------------------

* Subsequent to the end of the 1998 fiscal year, we issued 250,000 options to Mr. Hutton. The options are exercisable at $1.00 and expire June 30, 2004. The intrinsic value of the options on September 30, 1999, is $375,000 based on our determination of fair market value of the purchased shares on the option exercise date less the exercise price paid for the shares.

** Subsequent to the end of the 1998 fiscal year, we issued 200,000 options to Mr. William Gardiner. The options are excercisable at $1.00 and expire June 30, 2004.The intrinsic value of the options on September 30, 1999, is $300,000 Based on our determination of fair market value of the purchased shares on the option exercise date less the exercise price paid for the shares.



                                       27


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
             ------------------------------------------------------

                   NUMBER OF SHARES,    PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS UNDER
                    UNITS OR OTHER    OTHER PERIOD UNTIL       NON-STOCK PRICE-BASED PLANS
                        RIGHTS          MATURATION OR          ------------------------------
                          (#)              PAYOUT         THRESHOLD     TARGET      MAXIMUM
      NAME                                                ($ OR #)     ($ OR #)     ($ OR #)
      ----         ----------------   -----------------    ----------   ---------  ----------

James J. Hutton        0                  0                 0            0              0

William Gardiner       0                  0                 0            0              0

Ernest Weir Gardiner   0                  0                 0            0              0


EXECUTIVE EMPLOYMENT AGREEMENTS
-------------------------------

     We have not entered into any employment agreements with our officers and directors and have paid no compensation to them. Our operating subsidiary, Voice Mobility Inc., however, has entered into employment agreements with its executive employees. Thomas G. O'Flaherty, President of VMI, was hired on December 16, 1999. He receives a salary of Cdn$150,000 plus 500,000 Plan Options exercisable at $2.00 per share. James J. Hutton, CEO of VMI, entered into an employment agreement on April 1, 1998 which terminates on March 31, 2000. He receives a salary of Cdn$100,000 per year plus 250,000 Plan Options exercisable at $1.00 per share. William Gardiner, Vice-President - Business Development of Voice Mobility, Inc., entered into an employment agreement on August 1, 1998 which terminates on August 1, 2001. He receives a salary of Cdn$60,000 per year plus 200,000 Plan Options exercisable at $1.00 per share. Jason Corless, Director of Engineering of VMI, entered into an employment agreement on October 1, 1998 which terminates on August 1, 2001. He receives a salary of Cdn$60,000 per year plus 250,000 Plan Options exercisable at $1.00 per share. (Options to purchase shares of Acrex as set forth in the employment contracts of Messrs. Hutton, Gardiner and Corless, attached to this registration statement as exhibits, were amended by resolution of our board of directors to provide options in our company in the same numbers and at the exercise prices which had been previously determined.) Bud Stewart, Vice-President - Operations of VMI, entered into an employment agreement on June 20, 1999 which terminates on June 1 9, 2001. He receives a salary of Cdn$100,000 per year plus 250,000 Plan Options exercisable at $1.00 per share. Mr. Stewart may also receive an additional 250,000 Plan Options pursuant to mutually agreeable performance criteria. Geoff Heston, Senior Vice-President of Sales and Marketing of VMI, entered into an employment agreement on August 7, 1999 which terminates on August 6, 2001. He receives a salary of Cdn$125,000 per year plus 200,000 Plan Options exercisable at $1.00 per share . All employment contracts contain non-compete clauses.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
-------  -----------------------------------------------

     In 1993, Ernest Weir Gardiner and certain other persons founded VMI. Ernest Weir Gardiner served as a director of that company and its successors until October 1997. Ernest Weir Gardiner is also the father of William Gardiner, our Vice President of Business Development, and the former spouse of Edith Both, a Director of the Company. In 1995, William Krebs, through PWMC, a company owned and controlled by Mr. Krebs, became a shareholder of VMI and began to advance funds to VMI to cover operating costs. Mr. Krebs is an officer and director of the Company. In October 1997, VMI undertook a recapitalization and, as a result of those transactions, PWMC, an entity controlled by Ernest Weir Gardiner, James Hutton (who is currently the Chief Executive Officer and a director of the Company) became the holders of substantially all of the issued and outstanding capital stock of VMI. In a series of transactions commencing in November and December of 1997, the entity undertook a series of additional recapitalization transactions. See "Background and Recapitalization" for a more detailed explanation of these transactions.

     In March 1999, VMI and Acrex agreed to satisfy certain obligations with PWMC, a company owned by Mr. Krebs, a director, officer, and shareholder of the Company, incurred prior to December 1997. Pursuant to these understandings VMII issued 750,000 shares of Common Stock to PWMC in settlement of a loan made by PWMC to VMI in the principal amount of Cdn$375,000, including accrued interest. The price per share of Common Stock (Cdn$0.50) used in settling such loan was the same price per share as offered in the Acrex private placements in March 1999. The March 1999 agr eement provided that in the event VMI became a public company or was owned by a public company, outstanding amounts of the loan could, at the option of the debtor, be settled by shares of the public entity.

     In March 1999 VMI and Acrex agreed to satisfy certain obligations with Ernest Weir Gardiner incurred prior to December 1997. Pursuant to these understandings, VMII issued warrants to purchase 101,000 shares of Common Stock at a price of Cdn $0.50 per share. to Ernest Weir Gardiner, in settlement of a loan made by Ernest Weir Gardiner to VMI in the principal amount of Cdn$50,500, including accrued interest. The price per share of Common Stock (Cdn$0.50) used in settling such loan was the same price per share as offered in the Acrex private placements in March 1999. The March 1999 agreement provided that in the event VMI became a public company or was owned by a public company, outstanding amounts of the loan could, at the option of the debtor, be settled by a fixed number of shares of the public entity.

     By agreement dated March 26, 1999, among Acrex, VMI and MTT, in settlement of amounts owed to MTT, Acrex and VMI agreed that in the event VMI became a public company or was owned by a public company, MTT would settle such amounts owed for an aggregate of 1,428,571 shares of such public entity, at a deemed value of Cdn$500,000. The price per share of the 1,428,571 shares received by MTT (Cdn$0.35) represented a discount of Cdn$0.15 per share below the price paid by the investors in the Acrex private placements.

ITEM 8.  DESCRIPTION OF SECURITIES
------  --------------------------

     Under our amended certificate of incorporation, we are authorized to issue up to 50,000,000 shares of Common Stock, par value $.001 per share. We are also authorized to issue up to 1,000,000 shares of preferred stock, par value $.001 per share, with such designations, rights and preferences as our Board of Directors may from time to time determine. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our stock. We could issue preferred stock as a method of discouraging, delaying or preventing a change of control of our Company.

     At January 24, 2000 we had outstanding approximately 20,760,321 common share equivalents, consisting of 14,160,321 shares of Common Stock and 6,600,000 shares of Common Stock issuable on conversion of all outstanding Exchangeable Shares.

COMMON STOCK.
-------------

     Each shareholder is entitled to one vote for each share of Common Stock owned of record. The holders of shares of Common Stock do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors, and in such event the holders of the remaining shares will be unable to elect any of our directors. Holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our board of directors may determine. Upon our liquidation, dissolution, or winding, the assets legally available for distribution to our shareholders will be distributed ratably among the holders of the shares outstanding at the time. Holders of our shares of Common Stock have no preemptive, conversion, or subscription rights, and our shares of Common Stock are not subject to redemption. All our outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK AND VM CANADA EXCHANGEABLE SHARES.
--------------------------------------------------

     To date, our Board of Directors has created one series of preferred stock, the Series A Preferred Stock, and has issued one share of that class to accommodate the Company's obligation related to the 6,600,000 Exchangeable Shares of VM Canada issued to the former shareholders of VMI.

     In turn, each Exchangeable Share may be exchanged for one share of our Common Stock and was created to provide the former VMI shareholders with a security of a Canadian issuer which has economic and voting attributes that are, as nearly as practicable, equivalent to those of the Company's common stock. The Exchangeable Shares were issued to provide a deferral of Canadian income tax to the shareholders of VMI all of whom are residents of British Columbia, which deferral could not be provided in the exchange between VMI, as a Canadian entity, and our Company, as a U.S. corporation. To accommodate the matter, we issued the single share of Series A Preferred Stock, to a trustee to hold and to have votes equal to the unexercised exchange portion of the Exchangeable Shares, exercisable by the Trustee only upon receipt of instructions from the holders of Exchangeable Shares. As a result, the former VMI shareholders exercise their 6,600,000 votes either through the Exchangeable Shares or Common Stock, if they exercise the exchange. Pursuant to the terms of the Series A Preferred Stock, upon conversion of a VM Canada Exchangeable Share for a share of our Common Stock, the number of votes which the Trustee is entitled to exercise on behalf of the holders of Exchangeable Shares is proportionately reduced.

     Each Exchangeable Share is entitled to dividends from VM Canada equal to the dividends paid by us on our Common Stock. Upon the liquidation, dissolution or winding-up of VM Canada or any other distribution of assets of VM Canada, a holder of Exchangeable Shares will be entitled to receive from VM Canada, the number of shares of our Common Stock reserved for issuance on exchange of the Exchangeable Shares. To accommodate any such transaction, we and VM Canada have an overriding call right to purchase outstanding Exchangeable Shares, at the same price in cash. The Exchangeable Shares themselves are non-voting and essentially are exchangeable at the option of the holder at any time for an equal number of shares of Common Stock along with shares representing any declared and unpaid dividends. To ensure that the holders of the Exchangeable Shares will be protected on the same basis as our holders of Common Stock, we have granted the trustee a put right which allows the trustee to automatically convert the Exchangeable Shares into our Common Stock in the event of the insolvency of VM Canada. Dividends on the VM Canada Exchangeable Shares are paid in the same form and manner as are dividends on our Common Stock.

     In any event, on July 1, 2009, any Exchangeable Shares and related dividends will be exchanged for Common Stock. In addition, we will have a right to purchase any remaining Exchangeable Shares, in cash. In the event of our dissolution, liquidation or winding-up, the Exchangeable Shares will be treated as Common Stock.

     On the earlier of July 1, 2009 or when all the Exchangeable Shares have been converted to our Common Stock, the trust will terminate and the single outstanding share of Series A Preferred Stock shall be retired and cancelled promptly thereafter.

WARRANTS
--------

     As of January 24, 2000, we have issued an aggregate of 5,394,000 warrants to purchase Common Stock of which 3,110,000 have been exercised and the balance remaining is outstanding. These warrants include the warrants to purchase
4,793,000 shares of Common Stock issued on June 30, 1999. On that date, we issued 1,600,000 Class "A" Warrants exercisable at $0.35; 1,000,000 Class "B" Warrants exercisable at $.50; 1,940,000 Class "C" Warrants exercisable at $.50 per share; and 253,000 Class "D" Warrants exercisable at $.50 per share. In addition, we have issued 601,000 Class E warrants exercisable at $.35 per share to Ibex Investments Ltd. and Ernest Weir Gardiner.

     All classes of warrant terminate on December 29, 2000. The warrants are immediately exercisable and are not redeemable. All of our shares issuable upon exercise of the warrants will be fully paid and non-assessable. Share certificates issued to holders of warrants who exercise them prior to the effective date of a registration statement will be legended to prevent sale, hypothecation or transfer in the absence of an effective registration or an exemption from registration.


                                     PART II

ITEM 1.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
------     --------------------------------------------------------------------
           OTHER SHAREHOLDER MATTERS.
           -------------------------

     Our shares of Common Stock are traded on the National Quotation Bureau, LLC's "Pink Sheets" under the symbol "VMII". Prior to November 18, 1999 our shares of Common Stock were traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol "VMII". Prior to the third calendar quarter of 1999, our shares of Common Stock were traded under the symbol "ECQG". The reported high and low bid prices for the Common Stock are shown below for the period from inception of trading in the fourth quarter of 1998 through June 30, 1999. All prices have been adjusted to reflect a 4:1 reverse split. The quotations reflect inter-dealer prices and do not include retail mark-ups, mark-downs or commissions. The prices do not necessarily reflect actual transactions.

                                                   HIGH BID        LOW BID
                                                   --------        -------
1998
       Fourth Quarter                               $18.00          $18.00

1999
       First Quarter                                $18.00          $18.00
       Second Quarter                               $18.00          $12.00
       Third Quarter                                $ 3.00          $ 2.00


     The closing price of our Common Stock on January 24, 2000, was $2.875, as traded on the National Quotation Bureau, LLC's "Pink Sheets". At January 24, 2000 we had outstanding approximately 20,760,321 common share equivalents, consisting of 14,160,321 shares of Common Stock and 6,600,000 shares of Common Stock issuable on conversion of all outstanding Exchangeable Shares, and 95 shareholders of record. Since a significant number of our shares of Common Stock are held in nominees and through brokerage accounts we do not know the exact number of the beneficial owners of our Common Stock, but we estimate that there are approximately 200 beneficial holders.

     Our transfer  agent is  OTR/Oxford  Transfer,  317  Southwest  Alder (Suite
1120), Portland Oregon 97204.

     We have never paid cash dividends on our common stock and we presently intend to retain future earnings, if any, to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future. Future dividend policy will depend on ours earnings, capital requirements, expansion plans, financial condition and other relevant factors.

ITEM 2.  LEGAL PROCEEDINGS.
-------  ------------------

     None.

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.
-------  ----------------------------------------------

     Our financial statements for the fiscal years ended December 31, 1997 and December 31, 1998 have been audited by Bedford Curry & Co., Chartered
Accountants, Vancouver, B.C. In connection with our ongoing reporting obligations under the U.S. Securities Exchange Act of 1934, we currently intend to retain an internationally recognized accounting firm. On July 7, 1999, we retained Ernst & Young LLP to provide assistance in connection with this Registration Statement. As of this date, Ernst & Young LLP has not been engaged as our principal accountant to audit the Company's financial statements for fiscal 1999.

     Bedford Curry & Co. has not resigned, declined to stand for reelection nor been dismissed and will continue to be the independent accountant of record for the fiscal years ended December 31, 1997 and December 31, 1998.

     The reports of Bedford Curry & Co. for the years ended December 31, 1997 and 1998 contained no adverse opinion or disclaimer of opinion and except as set forth in the section entitled, "Comments by Auditors for U.S. Readers on Canada
- U.S. Reporting Conflict", were not qualified or modified as to uncertainty, audit scope or accounting principle.

     In connection with its audits for such fiscal years and through the date hereof, there have been no disagreements with Bedford Curry & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Bedford Curry & Co. would have caused such firm to make reference thereto in their report on the financial statements for such years.

     In retaining Ernst & Young LLP to assist with the Registration Statement, we sought their advice on accounting principles generally accepted in the United States as applicable to the unaudited interim financial statements for the six months ended June 30, 1999, and the nine months ended September 30, 1999. Our decision to retain Ernst & Young LLP was solely in furtherance of our desire to consult with an internationally recognized U.S. accounting firm, in contrast to Bedford Curry & Co., a local Canadian accounting firm, and not with respect to their application of accounting principles to a specific completed or contemplated transaction or type of audit opinion that might be rendered.
Bedford Curry & Co. was only consulted as to its views on U.S. generally accounting principles with respect to the Company's financial statements for the years ended December 31, 1997 and December 31, 1998.

     Both Bedford Curry & Co. and Ernst & Young LLP have reviewed the disclosure in this item and letters from each of them agreeing with the foregoing are included as exhibits to this Registration Statement.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES.
-------  ----------------------------------------

     The following sets forth certain information concerning the currently outstanding securities of the Company which were sold or issued by the Company (and not VMI or Acrex) during the last three years without the registration of the securities under the Securities Act in reliance on exemptions from such registrations requirements.

     During the first quarter of 1998, we sold 100,000 shares of our common stock under Rule 504 of Regulation D to the Securities Act of 1933 to 32 investors for a total of $100,000.

     On April 1, 1999, we undertook a 4:1 reverse stock split of our common stock. All figures set forth below give effect to the reverse split.

     On April 1, 1999, we sold, for an aggregate of $200,000, an aggregate of 8,293,000 shares of our Common Stock to 72 investors. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in reliance on Section 4(2) of the Securities Act and under Rule 504 of Regulation D thereunder.

     From June 1998 to March 31, 1999, Acrex completed four private placements of units. In the June 1999 implementation of the RTO Concept, the Company issued warrants to acquire 4,793,000 shares of Common Stock. If all of the warrants are exercised, the Company will receive an additional $2,156,500. To the extent that U.S. securities laws were applicable to the issuance, the issuance was made in reliance on Section 4(2) of the Securities Act and Regulation S thereunder.

     Effective June 24, 1999, we entered into agreements with the stockholders of VMI, a Canadian corporation, under which the stockholders exchanged all of the capital stock of VMI for 6,600,000 "Exchange Shares" of our wholly-owned subsidiary, VM Canada. The former shareholders of VMI have the right to exchange the capital stock they own of VM Canada into 6,600,000 of our shares of Common Stock.

     In connection with the implementation of the RTO Concept, the Company issued one share of its Series A Preferred Stock to accommodate the Company's obligation related to the 6,600,000 Exchangeable Shares of VM Canada which were issued to five former shareholders of Voice Mobility Inc. The Company has reserved 6,600,000 of its Common Stock for issuance on the earlier of delivery of the Exchangeable Shares by the holders or July 1, 2009. The Series A Preferred Stock was issued in reliance on Section 4(2) of the Securities Act. The Common Stock issuable upon exercise of the Exchangeable Shares, when issued, will be restricted securities issued in reliance on Section 4(2) of the Securities Act or, if applicable, in reliance on Section 3(a)(9) of the Securities Act.

     Effective March 1999, VMII issued 750,000 shares of Common Stock to PWMC, a company owned by William E. Krebs, an officer an director of the Company, in settlement of a loan made by PWMC to VMI in the principal amount of Cdn$375,000, including accrued interest. To the extent U.S. securities laws were applicable the shares were issued in reliance on Section 4(2) of the Securities Act.

     Effective March 1999, VMII issued warrants to purchase 101,000 shares of Common Stock to Ernest Weir Gardiner, in settlement of a loan made by Ernest Weir Gardiner to VMI in the principal amount of Cdn$50,500, including accrued interest. The warrants are exercisable through December 2000 at an exercise price of $0.35. To the extent U.S. securities laws were applicable the shares were issued in reliance on Section 4(2) of the Securities Act.

     Effective March 1999, VMII issued warrants to purchase 500,000 shares of Common Stock to Ibex in settlement of a loan made by Ibex to VMI in the principal amount of Cdn$250,000. The warrants are exercisable through December 2000 at an exercise price of $0.35. To the extent U.S. securities laws were applicable the shares were issued in reliance on Section 4(2) of the Securities Act.

     In September 1999, the Company issued 1,428,571 shares to MTT in settlement of a Cdn$500,000 obligation owed to MTT. The shares were issued in reliance on
Section 4(2) of the Securities Act.

     During 1999, the Company has issued options to acquire an aggregate of 2,976,750 shares of Common Stock to 32 persons at exercise prices ranging between $0.75 to $2.63. The options were issued in reliance on Section 4(2) of the Securities Act and Rule 701 thereunder.


ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------  ------------------------------------------

     Chapter 78 of the Nevada Revised Statutes permits the indemnification of directors, employees, officers and agents of Nevada corporations as follows:

Section 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents:
--------------------------------------------------------------------------------

     General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

    Section 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.
--------------------------------------------------------------------------------

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 Insurance and other financial arrangements against liability of directors, officers, employees and agents.
----------------------------------------------------------------------------

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

     (a)  The creation of a trust fund.

     (b)  The establishment of a program of self-insurance.

     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

     (d)  The establishment of a letter of credit, guaranty or surety.

     No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

4. In the absence of fraud:

     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     (b) The insurance or other financial arrangement:

          (1)  Is not void or voidable; and

          (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

     Our Certificate of Incorporation provides as follows:

                                   Article XI

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada Law.

                                   Article XII

     The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under Nevada Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Our By-Laws provide as follows:

             ARTICLE X - INDEMNIFICATION OF DIRECTORS AND OFFICERS

1. INDEMNIFICATION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
     fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The
     termination  of  any  action,  suit  or  proceeding  by  judgment,   order,
     settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

2. DERIVATIVE ACTION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

3. SUCCESSFUL DEFENSE. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

 4. AUTHORIZATION. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) if by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or by the shareholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

5. ADVANCES. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

6. NONEXCLUSIVITY. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of shareholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

7. INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

8.   "CORPORATION"  DEFINED.  For  purpose  of this  action,  references  to the
     "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

                              Financial Statements


                               Voice Mobility Inc.




                                December 31, 1998

                                AUDITORS' REPORT



To the Shareholders of
Voice Mobility Inc.

     We have audited the balance sheets of Voice Mobility Inc. as at December 31, 1998 and 1997 and the statements of earnings, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and cash flows for the years then ended in accordance with United States generally accepted accounting principles.





Vancouver, British Columbia,                      /s/Bedford Curry & Co.
March 29, 1999                                       Chartered Accountants




                      COMMENTS BY AUDITORS FOR U.S. READERS
                       ON CANADA - U.S. REPORTING CONFLICT

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by significant uncertainties such as that referred to in the attached balance sheet as at December 31, 1998 and 1997 and described in
Note 1 of the financial statements. The explanatory paragraph would state that, as discussed in Note 1 to the financial statements, the Company has a working capital deficiency and a net capital deficiency that raise doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The above opinion is expressed in accordance with Canadian reporting standards which do not permit a reference to such an uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.



Vancouver, British Columbia,                          /s/Bedford Curry & Co.
March 29, 1999.                                        Chartered Accountants

                             Voice Mobility Inc.


                                  BALANCE SHEET
                      (presented in United States dollars)

                               As at December 31




                                                      1998               1997
                                                       $                  $
--------------------------------------------------------------------------------

ASSETS
Current
Cash                                                 37,113                799
Accounts receivable (net of allowance
   for doubtful debts $20,930;
   1997 - $24,446) [note 3]                          67,810             20,474
Prepaid expenses                                     17,116              2,882
Work-in-progress                                     14,919                  -
--------------------------------------------------------------------------------
Total current assets                                136,958             24,155
--------------------------------------------------------------------------------
Equipment and trademarks [note 4]                   133,848             57,808
--------------------------------------------------------------------------------
                                                    270,806             81,963
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current
Accounts payable and accrued liabilities            117,092            162,694
Deferred revenue                                          -             26,257
Notes payable [note 5]                              792,323             49,669
Due to ACREX Ventures Ltd. [note 6]                 419,592             34,725
Due to shareholder [note 7]                         239,642            233,568
--------------------------------------------------------------------------------
Total liabilities                                 1,568,649            506,913
--------------------------------------------------------------------------------
Commitments and contingencies [note 10]

Shareholders' deficiency
Share capital [note 8]                                   59                 59
Deficit                                          (1,373,141)          (442,542)
Translation adjustment                               75,239             17,533
--------------------------------------------------------------------------------
Total shareholders' deficiency                   (1,297,843)          (424,950)
--------------------------------------------------------------------------------
                                                    270,806             81,963
--------------------------------------------------------------------------------

See accompanying notes.

On behalf of the Board:



/s/William Krebs                    /s/James Hutton
William Krebs                       James Hutton
Director                            Director

                               Voice Mobility Inc.


                              STATEMENT OF EARNINGS
                      (presented in United States dollars)

                            Years ended December 31

                                                      1998               1997
                                                       $                  $
--------------------------------------------------------------------------------

REVENUE
Sales                                                119,248            519,687
Less:  cost of sales                                 (75,439)          (260,274)
--------------------------------------------------------------------------------
                                                      43,809            259,413
--------------------------------------------------------------------------------

EXPENSES
Sales and marketing                                  189,691             59,797
Research and development                             283,918             66,126
General and administrative                           460,911            236,158
--------------------------------------------------------------------------------
                                                     934,520            362,081
--------------------------------------------------------------------------------
Loss before other expenses                          (890,711)          (102,668)
Other expenses
   Loss on sale of marketable securities                   -            (39,098)
   Interest expense                                  (39,887)           (26,973)
--------------------------------------------------------------------------------
                                                     (39,887)           (66,071)
--------------------------------------------------------------------------------
Loss for the year                                   (930,598)          (168,739)

--------------------------------------------------------------------------------

Loss per share                                         (0.11)             (0.13)
--------------------------------------------------------------------------------

Weighted average number of shares outstanding      8,400,000          1,335,775
--------------------------------------------------------------------------------

See accompanying notes.

                              Voice Mobility Inc.


                       STATEMENTS OF SHAREHOLDERS' DEFICIT
                      (presented in United States dollars)

                            Years ended December 31


                                              1998                          1997
                                       Ending     Activity      Ending     Activity     Beginning
                                       Balance                  Balance                 Balance
                                   -------------------------------------------------------------


Common stock shares
    Issued and outstanding          8,400,000            -    8,400,000    8,399,900         100

Common stock, no par value         $       59            -           59           58           1

Accumulated deficit                (1,373,141)    (930,599)    (442,542)    (168,739)   (273,803)

Accumulated foreign
   currency translation                75,239       57,706       17,533       16,657         876

Accumulated comprehensive loss     (1,297,902)    (872,893)    (425,009)    (152,082)   (272,927)

Total shareholders' deficit        (1,297,843)    (872,893)    (424,950)    (152,024)   (272,926)
-------------------------------------------------------------------------------------------------------



See accompanying notes.

                              Voice Mobility Inc.


                             STATEMENT OF CASH FLOWS
                      (presented in United States dollars)

                            Years ended December 31




                                                        1998               1997
                                                          $                  $
--------------------------------------------------------------------------------

OPERATING ACTIVITIES
Cash receipts from customers                          44,047            456,997
Cash paid to suppliers and employees              (1,014,350)          (542,637)
Interest paid                                         (3,701)            (8,667)
--------------------------------------------------------------------------------
Cash used in operating activities                   (974,004)           (94,307)
--------------------------------------------------------------------------------

INVESTING ACTIVITIES
Acquisition of equipment                            (153,145)           (31,129)
Proceeds on sale of marketable securities                  -             89,833
--------------------------------------------------------------------------------
Cash provided by (used in) investing activities     (153,145)            58,704
--------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase in notes payable                            753,033             35,850
Increase in advances from ACREX Ventures Ltd.        403,619                  -
Increase in advances from a shareholder                6,811                  -
Shares issued                                              -                 60
--------------------------------------------------------------------------------
Cash provided by financing activities              1,163,463             35,910
--------------------------------------------------------------------------------

Increase (decrease) in cash                           36,314                307
Cash, beginning of year                                  799                492
--------------------------------------------------------------------------------
Cash, end of year                                     37,113                799
--------------------------------------------------------------------------------

See accompanying notes

                              Voice Mobility Inc.


                          NOTES TO FINANCIAL STATEMENTS
                      (presented in United States dollars)

                           December 31, 1998 and 1997


1. NATURE OF OPERATIONS

     Voice Mobility Inc. is a private company registered under the laws of the Canada Business Corporations Act.

     The Company is in the business of developing and marketing a telephone message platform that seamlessly integrates the user's telephones, e-mail, fax and paging into a unified message service.

     The Company incurred an operating loss of $930,598 [1997 - $168,739] for the year ended December 31, 1998 and had a working capital deficiency of $1,431,691 [1997 - 482,758] as at December 31, 1998. The ability of the Company to continue as a going concern is dependent upon the ability of the Company to obtain necessary financing to complete the research and development and to attain future profitable production or proceeds from the disposition thereof.


2. SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumption that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

     Revenue recognition

     Software revenue is recognized in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position SOP) 97-2, "Software Revenue Recognition." For software contracts not requiring software modification, the Company recognizes license revenue upon shipment of a product to the client if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable, and any uncertainties with regard to customer acceptance are insignificant. For contracts with multiple obligations (e.g. deliverable and undeliverable products, maintenance and other services), the Company allocates revenue to each component of the contract based on objective evidence of its fair value when it is determinable. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

     To the extent that objective evidence of fair value is not determinable, the Company defers revenue until the earlier of the point at which (1) sufficient evidence exists or (2) all elements of the arrangement have been delivered. When the Company enters into a license agreement with a customer requiring significant customization of the software products, the Company recognizes revenue related to the license using contract accounting. Deferred revenues represent the difference between amounts invoiced and amounts recognized as revenues under software development and maintenance agreements. Where vendor specific objective evidence exists, the revenue allocated to maintenance fees is recognized ratably over the period during which the services are performed.

     Advertising

     Advertising costs are charged to income as incurred.

     Work-in-progress

     Work-in-progress represents only equipment and materials at cost.

     Equipment

     Equipment is recorded at cost and depreciated over the estimated useful lives of the assets, commencing in the year the assets are put into use, as follows:

     Computer equipment                            30% declining balance method
     Computer software                            100% declining balance method
     Office equipment and furniture                20% declining balance method
     Leasehold improvements                         5 year straight line

     One-half of the above rates is applied in the year of acquisition.

     Trademarks

     Trademarks are recorded at cost and depreciated over a three year period.

     Research and development costs

     Software Development Costs - Costs incurred internally to develop computer software products and the costs to acquire externally developed software products (which have no alternative future use) to be sold, leased or otherwise marketed are charged to expense until the technological feasibility of the product has been established. After technological feasibility has been established and until the product is available for general release, software development, product enhancements and acquisition costs are capitalized. Amortization of capitalized costs is computed on a product-by-product basis over
(a) the period equal to the future revenue stream of the product using the ratio that current revenues bears to the total of current and future anticipated revenues of the product, or (b) the remaining estimated economic life of the product (three years) using the straight-line method, whichever method results in the greater amount. The Company periodically evaluates its capitalized software costs for recoverability against anticipated future revenues, and writes down or writes off capitalized software costs if recoverability is in question.

     Financial instruments

     The Company's financial instruments consist of cash, accounts receivable, accounts payable, notes payable and a shareholder loan.

     A portion of the notes payable is interest free. It is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from its other financial instruments mentioned and that their fair values approximate their carrying values, unless otherwise noted.

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

     Foreign currency translation

     The functional currency of the Company is the Canadian dollar. Assets and liabilities are translated into US dollars at the rates of exchange in effect at the balance sheet dates and revenues and expenses are translated at average exchange rate for the periods. Translation adjustments are not included in determining net income but are accumulated in a separate component of shareholders' deficiency.

     Segment information

     The Company operates in one principal business segment in Canada. No other foreign country or geographic area accounted for more than 10% of sales in any of the years presented. There were no transfers between geographic areas during the years ended December 31, 1998 and December 31, 1997.

     Comprehensive income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective December 31, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For the years ended December 31, 1998 and 1997, there were no material differences between comprehensive income and net income.

     Loss per share

     Basic loss per share excludes any dilutive effects of options. Basic loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted loss per share is equal to the basic loss per share as the effect of the stock options is anti-dilutive. There are no other dilutive common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is anti-dilutive.

     Cash and cash equivalents

     The Company has defined cash and cash equivalents to include cash and time deposits with original maturities of 90 days or less.

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

     Deferred income taxes

     The Company follows the deferral method of accounting for income taxes. Under U.S. GAAP, the liability method is used in accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

     A valuation  allowance has been  recognized  to offset  deferred tax assets
arising  from  temporary   differences,   tax  credits  and   non-capital   loss
carryforwards, for which realization is uncertain.

     Effect of recently issued accounting standards

     New accounting pronouncements having relative applicability to the Company include Statements of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1998 and No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 2000.

     SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans.

     SFAS No. 133 requires that all derivative instruments be recorded on the consolidated balance sheets at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction.

     The Company does not expect that the adoption of SFAS Nos. 132 and 133 will have a material impact on its consolidated financial statements because the Company does not provide for pension or other postretirement benefits, nor does it currently hold any derivative instruments. Adoption of these statement will not impact the Company's financial position, results of operations or cash flows and any effect will be limited to the form and content of disclosures.

     Additionally, the Accounting Standards Executive Committee of the American Institute of CPA's issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" and Statement of Position 98-5 "Reporting on the Costs of Start-up Activities", which are effective for fiscal years beginning after December 15, 1998. Adoption of these standards is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

3. ACCOUNTS RECEIVABLE

     One customer represents 68% of the accounts receivable balance [1997 - two customers represent 30% of the accounts receivable balance].


4. EQUIPMENT AND TRADEMARKS
                                         Accumulated        Net Book Value
                              Cost       Depreciation   1998            1997
                               $             $            $               $
--------------------------------------------------------------------------------

Computer equipment           104,357        22,486       81,870        48,569
Computer software             32,345        16,265       16,080         1,637
Equipment and fixtures        19,937         6,210       13,728         7,602
Leasehold improvements        18,476           616       17,860             -
--------------------------------------------------------------------------------
                             175,115        45,577      129,538        57,808
Intangible property
Trademarks                     4,310             -        4,310             -
--------------------------------------------------------------------------------
                             179,425        45,577      133,848        57,808
--------------------------------------------------------------------------------


5. NOTES PAYABLE
                                                     1998               1997
                                                       $                  $
--------------------------------------------------------------------------------

Note payable - Interest at 10% per annum,
no fixed terms of repayment.
Secured by a general security agreement
 over the assets of the Company.                     754,317                  -

Note payable - Interest at the bank prime rate [1997 - fixed rate of 10% per annum], unsecured and no fixed terms of repayment.
Bank prime at December 31,
1998 was 6.75% [see note 11].                         38,006             49,669
--------------------------------------------------------------------------------
                                                     792,323             49,669
--------------------------------------------------------------------------------


6. DUE TO ACREX VENTURES LTD.


     The advances from ACREX Ventures Ltd. are unsecured, interest free and have no specific terms of repayment.


7. DUE TO SHAREHOLDER

     The amount due to shareholder is secured by a second fixed charge against the Company's assets, with interest at the bank prime rate [1997 - fixed rate of 10% per annum]. Bank prime at December 31, 1998 was 6.75%.


8. CAPITAL STOCK

The authorized and issued share capital of the Company is as follows:



                                                                                Issued
------------------------------------------------------------------------------------------------
                                                              1998                   1997
                                           Authorized   Number      Amount     Number     Amount
                                                #          #           $         #          $
------------------------------------------------------------------------------------------------


A Common, voting, without par value        25,000,000          -        -            -      -
B Common, voting, without par value        25,000,000  8,400,000       59    8,400,000     59
C Common, voting, without par value        25,000,000          -        -            -      -
D Common, non-voting, without par value    25,000,000          -        -            -      -
Preferred, non-voting, par value of 0.01  100,000,000          -        -            -      -
------------------------------------------------------------------------------------------------
                                          200,000,000  8,400,000       59    8,400,000     59
------------------------------------------------------------------------------------------------


9. INCOME TAXES

     The Company has non-capital and capital loss carryforwards, and credits in respect of scientific research and development tax costs which may, subject to certain restrictions, be available to offset future taxable income or taxes payable. No future benefit of these losses and credits has been recognized in these financial statements.

10. COMMITMENTS AND CONTINGENCIES

     [i] Real estate lease commitments for the base rental payments for offices are as follows:

                                                                 $
--------------------------------------------------------------------------------

     2000                                                       42,470
     2001                                                       43,123
     2002                                                       34,630
     2003                                                        8,493
--------------------------------------------------------------------------------
                                                               128,716
--------------------------------------------------------------------------------

10. COMMITMENTS AND CONTINGENCIES (continued)

     [ii] The Company is subject to a claim that arose in the ordinary course of business as a result of a signed contract by unauthorized personnel. It is management's opinion that the total liability will not exceed $11,761. The outcome of this matter is not presently determinable and will be recorded in the accounts in the period of settlement.


11. RELATED PARTY TRANSACTIONS

     A note payable to shareholder [Note 5] amounting to $38,006 [1997 - 49,669] which bears interest at bank prime rate [1997 - fixed rate of 10% per annum] is unsecured and has no fixed terms of repayment. Interest amounting to $2,086 [1997 - $4,708] was earned by the shareholder during the year.

     The amount due to shareholder [Note 7] of $239,642 [1997 - $233,568] is secured by a second fixed charge against the Company's assets, bearing interest at the bank prime rate [1997 - fixed rate of 10% per annum]. Interest amounting to $15,014 [1997 - $21,418] was earned by the shareholder during the year.

     The advances from ACREX Ventures Ltd., which is controlled by three of the company's directors, are unsecured, interest free and have no specific terms of repayment.

12. YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

13. SUBSEQUENT EVENT

Contingent obligation settlement

     By an agreement dated March 26, 1999 between ACREX Ventures Ltd., Maritime Tel & Tel Limited (MT&T) and the Company, the Company will assume an obligation to pay MT&T $500,000 Canadian dollars for certain development work performed by them on behalf of the Company. The obligation becomes payable on completion of the acquisition of the Company by ACREX. In the event that the purchase does not take place then the obligation is automatically extinguished.





VOICE MOBILITY INTERNATIONAL, INC.
A Development Stage Company

                           CONSOLIDATED BALANCE SHEETS
                           (Expressed in U.S. Dollars)

     As at                                                         Unaudited

                                                      September 30, December 31,
                                                           1999          1998
                                                             $            $

--------------------------------------------------------------------------------

ASSETS
Current
     Cash and cash equivalents                              $94,025     $37,113
     Accounts receivable (net of allowance for
       Doubtful debts; 1999 - $21,791;  1998 - $20,930)      68,081      67,810
     Other Receivables                                       24,755       8,370
     Prepaid expenses                                        23,621      17,116
     Inventory                                              113,555      14,919
--------------------------------------------------------------------------------
Total current assets                                        324,037     145,328
Equipment and leasehold improvements
  (net of accumulated depreciation
  and amortization; 1999 - $104,960; 1998 - $45,577)        312,260     133,848
--------------------------------------------------------------------------------
Total Assets                                               $636,297    $279,176
================================================================================
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current
     Accounts payable and accrued liabilities              206,754       88,592
     Employee related payables                              69,723       36,870
     Deferred revenue                                       64,796         -
     Note payable, current portion (note 3)                  5,705      792,323
     Due to Acrex Ventures Ltd.                               -         419,592
     Due to shareholder                                       -         239,642
--------------------------------------------------------------------------------
Total current liabilities                                  346,978    1,577,019

Note payable (note 3)                                      617,345         -
--------------------------------------------------------------------------------
Total liabilities                                         $964,323   $1,577,019
Commitments and contingencies (note 5)

Stockholders' deficiency (note 4)

     Common stock                                           11,051           59
     Preferred stock                                             1
     Additional paid-in capital                          7,797,278
     Accumulated development state deficit              (8,181,505)  (1,373,141)
     Other accumulated comprehensive income                 45,149       75,239
--------------------------------------------------------------------------------
Total stockholders' deficiency                            (328,026)  (1,297,843)
================================================================================
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY            $636,297     $279,176
================================================================================

See accompanying notes

VOICE MOBILITY INTERNATIONAL, INC.
A Development Stage Company

                      CONSOLIDATED STATEMENT OF OPERATIONS
                           Expressed in U.S. Dollars

                                                                                 Unaudited
                                      Three Months Ended     Nine Months Ended  Accumulated
                                          September 30,          September 30,  Development
                                      -------------------    -----------------     Stage
                                        1999       1998       1999        1998    Deficit
                                          $          $          $           $        $

--------------------------------------------------------------------------------------------

Sales                                $ 15,553   $ 53,113    $ 99,725  $ 118,990  $1,108,302

Less cost of sales                    (11,450)      (434)    (45,018)   (59,161)  (687,033)

--------------------------------------------------------------------------------------------
                                        4,103     52,679      54,707     59,829    421,269

Operating Expenses
  Sales and Marketing                 125,924     24,987   1,325,900     51,638   1,747,996
  Research and Development (note 6)   423,002     53,602   2,536,753    141,567   2,894,963
  General and Administrative          316,947    106,107   1,956,213    310,366   2,825,891
  Acquisition fee for recapitalization
  (note 1)                                                   200,000                200,000
  Interest Expense                     11,431      6,839      54,204     24,296     143,924
--------------------------------------------------------------------------------------------
Loss before extraordinary items      (873,201)  (138,856) (6,018,363)  (468,038) (7,391,505)
--------------------------------------------------------------------------------------------

Extraordinary loss on settlement
   of debt (note 3)                      -           -      (790,000)      -       (790,000)
--------------------------------------------------------------------------------------------
Net loss for the period              (873,201)  (138,856) (6,808,363)  (468,038) (8,181,505)
Currency translation gains (losses)   (30,008)       -       (30,090)      -         45,149
--------------------------------------------------------------------------------------------
Net comprehensive loss               (903,209)  (138,856) (6,838,453)  (468,038) (8,136,356)
============================================================================================
Loss per common share before
   Extraordinary loss - basic and
   diluted (note 4)                   $(0.05)     $(0.02)     $(0.31)    $(0.07)
Loss per common share - basic and
   diluted (note 4)                    (0.05)      (0.02)      (0.35)     (0.07)
============================================================================================
Weighted average number of common
   stock equivalents               19,305,655   6,600,000  19,305,655  6,600,000
============================================================================================

See accompanying notes

VOICE MOBILITY INTERNATIONAL, INC.
A Development Stage Company

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Expressed in U.S. Dollars

Nine months ended September 30                                                           Unaudited

                                                                                       Accumulated
                                                                                       Development
                                                               1999              1998       Stage
                                                                $                $          $
---------------------------------------------------------------------------------------------------


OPERATING ACTIVITIES
Loss for the period                                       ($6,808,363)      ($468,039) (8,181,505)
Non cash items included in loss for the period
   Depreciation and amortization                               59,383          24,799     104,960
   Interest accrued on note payable                            10,358          18,438      28,395
   Acquisition fee for recapitalization                       200,000            -        200,000
   Stock issued on settlement of amounts due to MTT           500,000            -        500,000
   Extraordinary loss on settlement of Ibex notes payable     790,000            -        790,000
   Stock option compensation                                3,890,938            -      3,890,938
   Increase in allowance for doubtful accounts                    861            -         21,791
---------------------------------------------------------------------------------------------------
                                                           (1,356,823)       (424,802) (2,645,421)

Change in accounts receivable                                 (16,656)        (52,592)   (114,627)
Change in accounts payable and other payables                 151,015         (44,238)    276,477
Change in inventory                                           (98,636)         19,145    (113,555)
Change in prepaid expenses                                     (6,505)         (2,835)    (23,621)
Change in deferred revenue                                     64,796            -         64,796
---------------------------------------------------------------------------------------------------
Cash used in operating activities                          (1,262,809)       (505,322) (2,555,951)
---------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Acquisition of equipment & leasehold improvements            (237,795)        (88,288)   (417,220)
---------------------------------------------------------------------------------------------------
Cash used in investing activities                            (237,795)        (88,288)   (417,220)
---------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase in notes payable, net                                 30,817        231,819   1,044,655
Increase in advances from Acrex Ventures Ltd.                 733,456        405,079   1,154,000
Issuance of capital stock                                        -              -             59
Cash proceeds on exercise of warrants                         823,333           -        823,333
---------------------------------------------------------------------------------------------------
Cash provided by financing activities                       1,587,606        636,898   3,022,047
---------------------------------------------------------------------------------------------------

Effect of foreign currency on cash                            (30,090)        (38,566)     45,149
---------------------------------------------------------------------------------------------------

Increase in cash and cash equivalents                          56,912           4,722      94,025

Cash and cash equivalents, beginning of period                 37,113           2,332        -
---------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                      $94,025          $7,054      94,025
===================================================================================================

Supplemental disclosures of cash information
Cash paid during the period for interest                      $54,204         $24,296    $143,924

Supplemental disclosure of non cash investing and financing activities

Stock issuance on conversion of debt                          250,000            -
Warrants issued in settlement of Ibex notes payable           167,000            -
Warrants issued in settlement of Ernest Gardiner notes payable 33,000            -
Stock and warrants issued to Acrex investors                1,264,000            -
===================================================================================================

See accompanying notes


VOICE MOBILITY INTERNATIONAL, INC.
A Development Stage Company

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          Expressed in U.S. Dollars

Nine months ended September 30, 1999                              Unaudited


                                                                                     Other
                                      Common   Common  Preferred  Addtn'l         Accumulated
                                       Stock    Stock    Stock   Paid in         Comprehensive
                                      Issued   Amount    Issued  Capital  (Deficit)  Income      Total
                                     -----------------------------------------------------------------

Stock Issued on September 15, 1993   8,400,000     59       -       -        -         -            59
------------------------------------------------------------------------------------------------------
Balance, December 31, 1993           8,400,000     59       -       -        -         -            59

1994 Net loss                                               -       -    (32,988)      -       (32,988)
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1994           8,400,000     59       -       -    (32,988)      -       (32,929)

1995 Net loss                                               -       -    (49,525)      -       (49,525)
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1995           8,400,000     59       -       -    (82,513)      -       (82,454)

1996 Net loss                                               -       -   (191,290)      -      (191,290)
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1996           8,400,000     59       -       -   (273,803)      -      (273,744)

1997 Net loss                                               -       -   (168,739)      -      (168,739)
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1997           8,400,000     59       -       -   (442,542)      -      (442,483)
Currency translation gains (losses)                                                75,239       75,239
1998 Net loss                                               -       -   (930,598)      -      (930,598)
-------------------------------------------------------------------------------------------------------
Balance, December 31, 1998           8,400,000     59       -       - (1,373,141)  75,329   (1,297,843)

Exchange of Voice Mobility Inc.
   Common stock                     (8,400,000)   (59)   1         58                                0
Acquisition of Equity Capital Group    578,750     579           (579)                               0
Stock to be issued pursuant to Acrex
   stock subscriptions               8,293,000   8,293      1,255,707                        1,264,000
Stock subscriptions receivable                               (110,000)                        (110,000)
Acquisition fee for recapitalization                          200,000                          200,000
Stock issued on settlement of Pacific
   Western note payable                750,000     750        249,250                          250,000
Warrants issued on settlement of
   Ernest Gardiner note payable                                33,000                           33,000
Warrants issued on settlement of Ibex
   Investments Ltd. note payable                              957,000                          957,000
Stock issued on settlement of amounts
   due to MTT (note 6)               1,428,571   1,429        498,571                          500,000
Common stock issued pursuant to
   exercise of common stock warrants 1,780,000                823,333                          823,333
Currency translation gains (losses)                                               (30,090)     (30,090)
Stock based option compensation for
   employees                                                3,890,938                        3,890,938
Loss for 9 months ending September 30,
   1999                                                               (6,808,363)           (6,808,363)
-------------------------------------------------------------------------------------------------------
Balances, at September 30, 1999     12,830,321 $11,051   1 $7,797,278 (8,181,505) $45,149    ($328,026)
=======================================================================================================

See accompanying notes


VOICE MOBILITY INTERNATIONAL, INC.
A Development Stage Company

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Expressed in U.S. Dollars
        Unaudited as at and for the period ended September 30, 1999

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Description of business

     Voice Mobility International, Inc., (the 'Company') is a Nevada corporation engaged in the development of unified voice messaging software. The Company is in its development stage.

     The Company incurred an operating loss of $6,808,363 for the nine months ended September 30, 1999 [nine months ended September 1998 - $468,038; year ended December 31, 1998 - $930,598; year ended December 31, 1997 - $168,739], and had a working capital deficiency of $22,941 as at September 30, 1999 [December 31, 1998 - $1,431,691; December 31, 1997 - $482,758]. The ability of the Company to continue as a going concern is dependent upon the ability of the Company to obtain necessary financing to complete its research and development and attain profitable operations.

Recapitalization of the Company

     These consolidated financial statements are the continuing financial statements of Voice Mobility Inc. ("VMI"), a company incorporated under the laws of the Canada Business Corporations Act in 1993. Through a series of transactions in June 1999, VMI was recapitalized and acquired the net assets of Voice Mobility International, Inc. ("VMII") [formerly Equity Capital Group, Inc.] an inactive United States company traded on the NASD OTC Bulletin Board.

[a]     History of VMI

     Prior to the reverse acquisition of VMII, the shareholders of VMI had been negotiating to acquire Acrex Ventures Inc. ("Acrex") an inactive public company trading on the Vancouver Stock Exchange (VSE) with no assets or liabilities. Pending approval of this transaction by the VSE, Acrex and VMI entered into four private placements for proceeds totalling Canadian $2,022,500 (US$1,400,000). The net proceeds of US 1,264,000 were advanced to VMI to fund operations. Under these arrangements stock subscriptions in the private placements entitled investors to 1 common stock of Acrex and 1 warrant entitling the holder to acquire 1 common stock of Acrex. At the time of this arrangement the fair value of the warrants was determined to be nominal since the exercise price of these warrants exceeded the fair value of the VMI common stock. This arrangement between Acrex and VMI expired on March 31, 1999. In connection with the acquisition of VMII, the Acrex investors agreed to assign all proceeds from the four private placements to VMII and contribute an additional $.02 per share for an aggregate $200,000, in exchange for common stock and common stock warrants with terms and conditions substantially identical to the warrants that would have been issued by Acrex to the subscribers of its four private placements. Accordingly, in the financial statements the issuance of common stock and warrants of VMII to Acrex investors has been reflected as a recapitalization of VMI in the amount of $1,264,000. As at September 30, 1999 $110,000 remains receivable from Acrex investors and has been presented as a reduction of share capital.

     During its development stage, VMI has received advances in the form of notes payable from PWMC, a shareholder of VMI and Ernest Gardiner, an Acrex investor. In March 1999, these parties agreed to settle amounts owing to them by VMI as follows; the issuance of 750,000 shares of Acrex in settlement of $250,000 (Cdn$375,000) of amounts owing by VMI to PWMC. The fair value of the shares issued was determined by management to be Cdn$.50 per share. the issuance of warrants entitling Ernest Gardiner to acquire 101,000 shares of Acrex at Cdn$.50 per share, in settlement of $33,000 (Cdn$50,500) of amounts owning to Ernest Gardiner. The fair value of the warrants was determined to be equivalent to the debt settled.

[b]     Reverse acquisition of VMII

     Pursuant  to share  purchase  agreements  dated  April 1, 1999 and June 24,
1999, the stakeholders of VMI, sold their interest and acquired 100% of the issued and outstanding common stock of VMI by issuing 8,293,000 shares of VMII common stock and the right to acquire an additional 6,600,000 shares of VMII common stock in exchange for $200,000 and all the capital stock of VMI. As a result of this transaction, the stakeholders in Voice Mobility and Acrex (consisting of the original shareholders of VMI, certain shareholders of Acrex, and the investors in the Acrex private placement) effectively acquired 14,893,000 common stock equivalents of VMII which represents a controlling interest of approximately 84%. This transaction is considered an acquisition of VMII (the accounting subsidiary/legal parent) by VMI (the accounting parent/legal subsidiary) and has been accounted for as a purchase of the net assets of VMII by VMI in these consolidated financial statements. Accordingly, this transaction represents a recapitalization of VMI, the legal subsidiary.

     These consolidated financial statements are issued under the name of VMII, but are a continuation of the financial statements of the accounting acquirer, VMI. VMI's assets and liabilities are included in the consolidated financial statements at their historical carrying amounts. Operating results to June 24, 1999, are those of VMI. At June 24, 1999, VMII had no assets and no liabilities. For purposes of this acquisition the fair value of the net assets of VMII of $nil is ascribed to the 578,750 previously outstanding common stock of VMII deemed to be issued in the acquisition. The additional $200,000 paid for this transaction has been expensed in these financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

     These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, these unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the results of operations for such periods and the financial position at such date. Historical results are not necessarily indicative of future results, and results for any interim period are not necessarily indicative of results of a full year.

The Company's significant accounting policies are as follows:

Software development costs

     Costs incurred  internally to develop  computer  software  products and the costs to acquire externally developed software products (which have no alternative future use) to be sold, leased or otherwise marketed are charged to expense until the technological feasibility of the product has been established. After technological feasibility has been established and until the product is available for general release, software development, product enhancements and acquisition costs are capitalized. Amortization of capitalized costs is computed on a product-by-product basis over (a) the period equal to the future revenue stream of the product using the ratio that current revenues bears to the total of current and future anticipated revenues of the product, or (b) the remaining estimated economic life of the product (three years) using the straight-line method, whichever method results in the greater amount. The Company periodically evaluates its capitalized software costs for recoverability against anticipated future revenues, and writes down or writes off capitalized software costs if recoverability is in question.

Revenue recognition

     Software revenue is recognized in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position SOP) 97-2, "Software Revenue Recognition." For software contracts not requiring software modification, the Company recognizes license revenue upon shipment of a product to the client if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable, and any uncertainties with regard to customer acceptance are insignificant. For contracts with multiple obligations (e.g. deliverable and undeliverable products, maintenance and other services), the Company allocates revenue to each component of the contract based on objective evidence of its fair value when it is determinable. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

     To the extent that objective evidence of fair value is not determinable, the Company defers revenue until the earlier of the point at which (1) sufficient evidence exists or (2) all elements of the arrangement have been delivered. When the Company enters into a license agreement with a customer requiring significant customization of the software products, the Company recognizes revenue related to the license using contract accounting. Deferred revenues represent the difference between amounts invoiced and amounts recognized as revenues under software development and maintenance agreements. Where vendor specific objective evidence exists, the revenue allocated to maintenance fees is recognized ratably over the period during which the services are performed.

Principles of consolidation

     The accompanying  consolidated financial statements include the accounts of
the  Company  and  its  wholly  owned   subsidiary,   Voice  Mobility  Inc.  All
intercompany balances and transactions have been eliminated in consolidation.

Foreign currency

     The functional currency of the Company is the Canadian dollar. These financial statements have been presented in United States dollars. Accordingly, all assets and liabilities of the Company denominated in foreign currencies are translated at the year end exchange rates and revenues and expenses are translated using a weighted average exchange rate for the applicable period. In accordance with SFAS 52, any exchange gains and losses resulting are presented as other accumulated comprehensive income.

Advertising

     Advertising costs are charged to income as incurred.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

Equipment and leasehold improvements

     Equipment is recorded at cost and depreciated over the estimated useful lives of the assets, commencing in the year the assets are put into use, as follows:

Computer equipment                             30% declining balance method
Computer software                             100% declining balance method
Office equipment and furniture                 20% declining balance method
Leasehold improvements                          5 year straight line

One-half of the above rates is applied in the year of acquisition.

Financial instruments

     The Company's financial instruments consists of cash and cash equivalents, accounts receivable, accounts and other payables, notes payable, and a shareholder loan. Unless otherwise stated the fair value of the instruments approximates their carrying value.

Loss per share

     Basic net loss per share is computed using the weighted-average number of common shares and exchangeable shares outstanding, as described in Note 4. Diluted loss per share is equal to the basic loss per share as the effect of the stock options and warrants are anti-dilutive.

Cash and cash equivalents

     Cash and cash equivalents includes cash and term deposits with original maturities of 90 days or less, which have been recorded at amortized cost.

Inventory

     Inventory is substantively comprised of hardware and nominal third party software sold in conjunction with our software.

Deferred income taxes

     The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

Recent pronouncements

     New accounting pronouncements having relative applicability to the Company include Statements of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 2000. The Company has not considered the impact of SFAS 133 at this time.


3. NOTES PAYABLE
                                                    September 30,   December 31,
                                                           1999          1998
                                                             $             $
--------------------------------------------------------------------------------
Note payable to Ibex Investment Inc. ("Ibex") -
Interest at 10% per annum, due the earlier of
December 31, 2000 or the next equity financing
of VMII, denominated in Canadian dollars.
Collateralized by a general security agreement
over the assets of the Company.                          623,050        754,317

Note payable to Ernest Gardiner -
Interest at the bank prime rate, unsecured and
 no fixed terms of repayment. Bank prime
at December 31, 1998 was 6.75%                              -            38,006
--------------------------------------------------------------------------------
                                                         623,050        792,323
less current portion                                       5,705        792,323
--------------------------------------------------------------------------------
                                                         617,345           -
================================================================================

     In conjunction with the reorganization of the Company the note payable to Ernest Gardiner was settled in March 1999, in exchange for 101,000 warrants with a fair value equivalent to the then carrying value of the notes payable.


3. NOTES PAYABLE (cont'd.)

     On June 29, 1999, in settlement of a $167,000 loan and a revision to the repayment terms of the note payable to Ibex. the Company issued 500,000 warrants with an exercise price of $0.35. The Company has recorded an extraordinary loss of $790,000 based on the difference between the fair value of the equity instruments issued and the carrying value of the debt.

     The fair value of the warrants granted to Ibex was estimated on the date of the grant using the Black Scholes option pricing model with the following assumptions: no dividend yield; risk free interest rate of 5.5%; expected volatility of 0.892; and an expected life of one year.

4. SHARE CAPITAL

[a]  Authorized

     The Company is authorized to issue up to 50,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

     In connection with the recapitalization of VMI described in Note 1, Voice Mobility Canada Limited (VM Canada) issued 6,600,000 VM Canada Exchangeable Shares. VM Canada is a wholly owned subsidiary of VMII. Each VM Canada Exchangeable Share is exchangeable for one VMII common share at any time at the option of the shareholder, and will be exchanged no later than July 1, 2009, and has essentially the same voting, dividend and other rights as one VMII common share. A share of preferred voting stock, which was issued to a trustee in trust for the holders of the VM Canada Exchangeable Shares, provides the mechanism for holders of the VM Canada Exchangeable Shares to voting rights in VMII. The Company considers each Exchangeable Share as equivalent to a share of its common stock and therefore the Exchangeable Shares are included in the computation of basic earnings per share.

     As at September 30, 1999 the holders of the Exchangeable Shares are entitled to 6,600,000 individual votes in all matters of Voice Mobility International, Inc. As the Exchangeable Shares are converted into common stock of the Company, the voting rights attached to the share of preferred voting stock are proportionately reduced.

4. SHARE CAPITAL (cont'd.)

[b] Stock Options

     On June 29, 1999, a stock option plan was adopted by the Company authorizing an aggregate amount of 5,000,000 stock to be purchased pursuant to the exercise of options. The following stock options were granted on June 29, 1999:

                              Number of common    Exercise price       Date of
                               shares issuable            $             Expiry
--------------------------------------------------------------------------------
Senior management               1,625,000               1.00      June 29, 2004
Employees                       1,041,750               0.75      June 29, 2004
--------------------------------------------------------------------------------
                                2,666,750
================================================================================

     Subsequent to June 30, 1999 the following employee stock options were granted:

                                      Number of common         Exercise price
                                       Shares issuable               $
--------------------------------------------------------------------------------
July 1, 1999                               40,000                  $0.75
July 14, 1999                              35,000                  $0.75
August 3, 1999                             70,000                  $0.75
August 20, 1999                            55,000                  $2.63
August 23, 1999                            25,000                  $2.31
September 7, 1999                          35,000                  $0.75
September 18, 1999                         50,000                  $1.00
--------------------------------------------------------------------------------
Total                                     310,000
================================================================================

     The total options outstanding as at September 30, 1999 were 2,976,750 and were exercisable upon this date. Consequently, stock option compensation cost of $430,400 and $3,890,938 was determined for the three and nine months ended September 30, 1999 respectively using the intrinsic method in accordance with APB 25.

4. SHARE CAPITAL (cont'd.)

[c] Warrants

     As at September 30, 1999, the Company has the following common stock warrants outstanding;
                                                     Exercise
                               Number  of  common     price      Date  of
                               shares  issuable           $      Expiry
--------------------------------------------------------------------------------

Class A warrants                    1,200,000         0.35     December 29, 2000
Class B, C and D warrants           1,813,000         0.50     December 29, 2000
Class E warrants                      601,000         0.35     December 29, 2000
--------------------------------------------------------------------------------
                                    3,614,000
================================================================================

[d] Loss per share

     Loss per share was calculated in accordance with SFAS 128. The following table sets forth the computation of basic earnings per share for the periods;

                                                   Three months ended          Nine months ended
                                                      September 30,              September 30,
                                               --------------------------  -------------------------
                                                   1999        1998            1999       1998
                                                     $           $               $          $
----------------------------------------------------------------------------------------------------

Numerator
Net loss per share before
   extraordinary loss                           $(873,201)  $(138,856)     $(6,018,363) $(468,038)
Net loss per share                              $(873,201)  $(138,856)     $(6,808,363) $(468,038)

Denominator
Weighted average number of common
   stock outstanding                           12,705,655       -          12,705,655       -
Weighted average number of common
   stock issuable on exercise of
   exchangeable shares                          6,600,000   6,600,000       6,600,000   6,600,000
---------------------------------------------------------------------------------------------------
Average number of common stock
    equivalents outstanding                    19,305,655   6,600,000      19,305,655   6,600,000
---------------------------------------------------------------------------------------------------
Basic and diluted loss per share before
   extraordinary loss                              $(.05)      $(.02)          $(.31)      $(.07)
Basic and diluted loss per share                    (.05)       (.02)           (.35)       (.07)
===================================================================================================

     At September 30, 1999, the Company's 2,976,750 common shares issuable upon the exercise of stock options and 5,394,000 common shares issuable upon the exercise of warrants were excluded from the determination of diluted loss per share as their effect would be antidilutive.

5. COMMITMENTS AND CONTINGENCIES

[i] Real estate lease commitments for the base rental payments for offices are as follows:

                                                                      $
--------------------------------------------------------------------------------
       2000                                                        42,470
       2001                                                        43,123
       2002                                                        41,163
       2003                                                        18,494
--------------------------------------------------------------------------------
                                                                  145,250
================================================================================


[ii] Capital expenditures

     As at September 30, 1999, the Company has committed to acquire computer equipment at a cost of approximately $58,000.

[iii] Year 2000 Issue

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

6. MARITIME TEL & TEL LIMITED

     By an agreement dated March 26, 1999 Maritime Tel & Tel Limited ("MTT"), Acrex, and VMI agreed to recognize past contributions of MTT on a joint development project to a maximum amount of Cdn$500,000 (US $335,200). It was agreed that VMI would not be required to reimburse MTT the Cdn$500,000, unless VMI became a public company or was owned by a public company. On March 26, 1999 it was determined this amount would be settled by the issuance of 1,428,571 shares of the public entity. The identical terms of the debt settlement agreement involving Acrex were assumed by VMII. Under this arrangement MTT received a beneficial conversion feature of $164,800, calculated at its intrinsic value at the commitment date, which has been included as research and development costs.

7. COMPARATIVE FIGURES

     Certain of the comparative figures have been restated to conform to the presentation adopted in these financial statements.

                                    CONTENTS




                                                                       PAGE

TABLE OF CONTENTS                                                        1

ACCOUNTANTS' AUDIT REPORT                                                2

FINANCIAL STATEMENTS
         Balance Sheets                                                3-4
         Statements of Operations                                        5
         Statements of Comprehensive Income/(Loss)                       6
         Statements of Stockholders' Equity                              7
         Statements of Cash Flows                                      8-9
         Notes to Consolidated Financial Statements                  10-20

                          Independent Auditors' Report








Board of Directors
Equity Capital Group, Inc. and Subsidiary
Orange, California

     We have audited the accompanying balance sheets of Equity Capital Group, Inc. and Subsidiary (a Nevada Corporation, successor to Ward Enterprises, Inc., (Note 1)) as of March 31, 1999 and 1998, and the related statements of operations, comprehensive income, stockholders' equity, and cash flows for the years then ended March 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Equity Capital Group, Inc. and Subsidiary at March 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended March 31, 1999, 1998, 1997 in conformity with generally accepted accounting principles.





                                                /s/Hoffski & Pisano
Irvine, California                              Hoffski & Pisano, CPAs
August 30, 1999

            See accompanying notes and independent auditors' report



                           Equity Capital Group, Inc. and Subsidiary
                                        Balance Sheets
                                As of March 31, 1999 and 1998

                                  (in United States dollars)


                                           ASSETS


                                                                             March 31,        March 31,
                                                                                 1999            1998
Current Assets                                                             --------------    -------------
     Cash                                                                  $       1,454     $      41,348
     Accounts Receivable, net of allowance
for doubtful accounts of $155,215.                                                 6,314           276,200
     Accrued Interest Receivable (Note 6)                                          -                30,327
     Marketable Equity Securities (Note 4)                                           614         1,425,198
     Notes Receivable - Current (Note 5)                                           -               100,000
     Lease Payments Receivable - Current (Note 6)                                  -                 7,508
                                                                           --------------    -------------
         Total Current Assets                                              $       8,382     $   1,880,581


Fixed Assets
     Office Furniture & Equipment - Net (Notes 2 & 3)                      $      20,610     $      21,755
                                                                           --------------    -------------
         Total Fixed Assets                                                $      20,610     $      21,755

Other Assets
     Organization Costs - Net (Note 2)                                     $       1,073     $       1,427
     Notes Receivable - Less Current Portion (Note 5)                              -               300,000
     Lease Payments Receivable - Less Current Portion (Note 6)                     -               311,469
     Accrued Interest Receivable - Less Current Portion (Note 6)                   -               112,623
                                                                           --------------    -------------
         Total Other Assets                                                $       1,073     $     725,519
                                                                           --------------    -------------

Total Assets                                                               $      30,065     $   2,627,855
                                                                           ==============    =============

                            Equity Capital Group, Inc. and Subsidiary
                                        Balance Sheets
                                 As of March 31, 1999 and 1998

                                  (in United States dollars)


                             LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                              March 31,        March 31,
                                                                                 1999            1998
                                                                           -------------     -------------
Current Liabilities
     Accounts Payable                                                      $      16,499     $       5,057
     Income Taxes Payable (Note 8)                                                 1,600            13,869
     Deposits                                                                     -                 14,000
     Notes Payable (Note 10)                                                      -                  4,640
                                                                           -------------     -------------
         Total Current Liabilities                                         $      18,099     $      37,566

Long Term Liabilities
     Deferred Income Taxes (Note 8)                                        $      -                196,829
     Unearned Interest Income (Note 6)                                            -                142,950
                                                                           -------------     -------------
         Total Long Term Liabilities                                       $      -          $     339,779

         Total Liabilities                                                 $      18,099     $     377,345
                                                                           -------------     -------------
Stockholders' Equity
     Common Stock, $.001 Par Value,                                        $       2,174     $       1,675
     2,500,000 Shares Authorized
     543,500 Shares Issued and Outstanding (Notes 1 & 7)

     Additional Paid-in Capital                                                2,520,186         1,841,385
       Less:  Notes Received for Stock Issued (Notes 5 & 7)                     (450,000)          -

     Retained Earnings/(Deficit)                                              (1,682,295)          407,450

     Accumulated Unrealized Holding Loss on Securities                          (376,800)          -

     Treasury Stock, 75 Shares of Common Stock                                    (1,299)          -
                                                                           -------------     -------------

         Total Stockholders' Equity                                        $     11,966      $   2,250,510
                                                                           -------------     -------------

Total Liabilities and Stockholders' Equity                                 $      30,065     $   2,627,855
                                                                           =============     =============

                           Equity Capital Group, Inc. and Subsidiary
                                   Statements of Operations
                       For The Years Ended March 31, 1999, 1998 and 1997

                                 (in United States dollars)


                                                              March 31,        March 31,        March 31,
                                                                1999             1998             1997
                                                          ---------------   --------------    --------------

Income from Continuing Operations                         $         -      $        -        $         -

Income/(Loss) from Discontinued Operations,
  Net of Income Tax Recovery/(Expense) of
  $209,098 (1998 - ($210,698); 1997 - nil) (Note 1)           (2,089,745)       (468,465)           (61,015)
                                                          ---------------  --------------    ---------------
Net Income                                                $   (2,089,745)  $    (468,465)    $      (61,015)
                                                          ===============  ==============    ===============
Income from Continuing Operations                         $         -      $        -        $         -

Income/(Loss) from Discontinued Operations                         (4.69)           4.68            (244.02)
                                                          ---------------  --------------    ---------------
Net Income/(Loss) per Common Share                        $        (4.69)  $        4.68     $      (244.02)
                                                          ===============  ==============    ===============


Weighted Average Shares Outstanding                              445,882         100,187                250
                                                          ===============  ==============    ===============

                           Equity Capital Group, Inc. and Subsidiary
                           Statements of Comprehensive Income/(Loss)
                       For The Years Ended March 31, 1999, 1998 and 1997

                                  (in United States dollars)


                                                             March 31,        March 31,        March 31,
                                                               1999             1998             1997
                                                          --------------   -------------     -------------

Net Income/(Loss)                                         $  (2,089,745)   $     468,465     $    (61,015)

Other Comprehensive Income/(Loss)

     Unrealized Holding Loss on Securities                     (376,800)          -                -
                                                          --------------   -------------     -------------
     Total Other Comprehensive Income/(Loss)                   (376,800)          -                -
                                                          --------------   -------------     -------------

Total Comprehensive Income/(Loss)                         $  (2,466,545)   $     468,465     $   (61,015)
                                                          ==============   =============     =============


                           Equity Capital Group, Inc. and Subsidiary
                              Statements of Stockholders' Equity
                      For The Years Ended March 31, 1999, 1998, and 1997

                                 (in United States dollars)


                                                                                      Retained
                                                                                      Earnings/
                                              Common       Common       Addtn'l      Accumulated      Total
                                              Stock       Paid in      Holding      Stockholders'     Stock
                                              Shares      Amount       Capital          Loss         Equity
                                             ---------   ---------   -----------     -----------  ------------

Balances, at March 31, 1996                     -            -            -              -               -

Stock Issued on 6-2-96 (Note 1)                   250        1,000       228,500         -             229,500
                                             ---------   ---------   -----------     ----------   ------------
Net Income/(Loss)                                                                    $  (61,015)       (61,015)

Balances, at March 31, 1997                       250    $   1,000   $   228,500     $  (61,015)   $   168,485
                                             ---------   ---------   -----------     ----------   ------------
Stock Retired on 12-31-97 (Note 1)               (250)      (1,000)       -              -              (1,000)
                                             ---------   ---------   -----------     ----------   ------------
Stock Issued on 12-31-97 (Note 1)             400,000        1,600     1,237,960         -           1,239,560

Stock Issued on 3-31-98 (Note 1)               18,750           75       374,925                       375,000

Net Income/(Loss)                                                                    $  468,465        468,465
                                             ---------    --------   -----------     ----------    -----------
Balances, at March 31, 1998                   418,750     $  1,675   $ 1,841,385     $  407,450    $ 2,250,510
                                             ---------    --------   -----------     ----------    -----------
Stock Issued on 1-7-99 (Note 6)                24,825           99       124,201         -             124,300

Stock Issued on 1-14-99 (Note 6)               90,000          360       359,640         -             360,000

Stock Issued on 2-4-99 (Note 6)                 1,250            5        19,995         -              20,000

Stock Issued on 3-1-99 (Note 6)                 8,750           35       174,965         -             175,000

Treasury Stock Acquired on 2-1-99                 (75)       -            (1,299)        -              (1,299)
                          (Note 6)
Notes Received for Stock Issued                 -            -          (450,000)                     (450,000)

Net Income/(Loss)                                                                    (2,089,745)    (2,089,745)

Unrealized Holding Loss on Securities                                                  (376,800)      (376,800)
                                             ---------    ----------  -----------   -------------  ------------
Balances, at March 31, 1999                   543,500     $   2,174    $2,068,887   $ (2,059,095)  $     11,966
                                             =========    ==========  ===========   =============  ============

                           Equity Capital Group, Inc. and Subsidiary
                                   Statements of Cash Flows
                       For The Years Ended March 31, 1999, 1998 and 1997

                                 (in United States dollars)



                                                              March 31,        March 31,        March 31,
                                                                1999             1998            1997
                                                          --------------   --------------    ---------------



Cash Flows Used In Operating Activities:
     Net Income/(Loss)                                    $  (2,089,745)   $     468,465     $     (61,015)
     Non Cash Items Included in Net Income:
         Depreciation                                             1,145            1,145            -
         Amortization                                               356              357                66
         Provision for Bad Debt                                 163,215            -                -
         Write-off of Accounts Receivable                        (8,000)           -                -
         Realized Gain on Sale of Stock                          (4,454)           -                -
         Notes Receivable Written off to Bad Debt               725,000            -                -
     Change in Unearned Interest Income                        (148,766)         142,950            -
     Change in Accounts Receivable                              114,671         (276,200)           -
     Change in Deposits                                         (14,000)          14,000            -
     Change in Deferred Income Taxes                           (196,829)         196,829            -
     Change in Accrued Interest Receivable                       -              (142,950)           -
     Change in Accounts Payable                                  11,442            1,614             3,443
     Change in Income Tax Payable                               (12,269)          13,869            -
                                                          --------------   --------------    --------------
     Net Cash Used For Operating Activities               $  (1,458,234)   $     420,079     $     (57,506)

Cash Flows Used In Investing Activities
     Increase in Investments Receivable                   $     (52,500)   $      -          $      -
     Change in Lease Payments Receivable                        318,977         (318,977)           -
     Change in Organizational Costs                              -                  (850)           (1,000)
     Purchase of Furniture & Equipment                           -               (22,900)           -
     Changes in Marketable Equity Securities                    277,802       (1,261,698)         (163,500)
     Increase in Note Receivable                                850,000         (400,000)           -
                                                          --------------   --------------    --------------
     Net Cash Used For Investing Activities               $   1,394,279    $  (2,004,425)    $    (164,500)

Cash Flows from Financing Activities
     Issuance of Common Stock                             $      30,000    $   1,613,560     $     229,500
     Increase in Note Payable                                    (4,640)           4,640            -
     Purchase of Treasury Stock                                  (1,299)           -                -
                                                          --------------   -------------     --------------
     Net Cash Provided By Financing Activities            $      24,061    $   1,618,200     $     229,500


                         Equity Capital Group, Inc. and Subsidiary
                                  Statement of Cash Flows
                     For The Years Ended March 31, 1999, 1998 and 1997

                               (in United States dollars)


                                                             March 31,        March 31,         March 31,
                                                               1999             1998               1997
                                                          --------------   --------------    --------------


Net Change In Cash                                        $     (39,894)   $      33,854     $       7,494

Cash At Beginning Of The Year                             $      41,348    $       7,494     $      -
                                                          --------------   --------------    --------------
Cash At End Of The Year                                   $       1,454    $      41,348     $       7,494
                                                          ==============   ==============    ==============
Supplemental Cash Flow Information:
     Interest Paid                                        $        (313)   $       -         $      -
                                                          ==============   ==============    ==============
     Income Taxes Paid                                    $      -         $       -         $      -
                                                          ==============   ==============    ==============
Non-cash Investing and Financing Activities:
     Common Stock Issued for
         Notes Receivable                                 $   450,000              -                -
     Unrealized Loss on Securities                            376,800              -                -


                           Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (See Accountants' Audit Report)
                      For The Years Ended March 31, 1999, 1998, and 1997

                                 (in United States dollars)


NOTE 1 - NATURE OF BUSINESS AND DISCONTINUED OPERATIONS


     The Company was created on October 2, 1997 as an ultimate successor corporation to Ward Enterprises, Inc. (Ward). The Company acquired all of the shares of Ward in a tax-free reorganization pursuant to Internal Revenue Code
Section 368(a)(1)(B) and the regulations thereunder on December 31, 1997, wherein 1,000 shares of no par value common stock of Ward were exchanged for 375,000 shares common stock of the Company. Subsequently, Ward was liquidated into its parent pursuant to Internal Revenue Code Section 332 and the regulations thereunder. This transaction was accounted for under the pooling method of accounting. The Company has served as a Merchant Banking Firm consisting of a business consulting/investment division and a real estate division.

     On April 1, 1999 and June 24, 1999 Equity Capital acquired 100% of the issued and outstanding common stock of Voice Mobility Inc. by issuing 8,293,000 common shares of Equity Capital, and the right to acquire 6,600,000 common shares of Equity Capital, in exchange for cash of $200,000 and all the capital stock of Voice Mobility Inc. Also on April 1, 1999, the Company entered into an agreement with Pioneer Growth Corporation whereby all the assets of $30,065, net liabilities of $18,099, direct finance lease, and operating lease of Equity Capital Group, Inc. as of March 31, 1999 were transferred to Pioneer in exchange for all the remaining outstanding stock of Pioneer. The Company then distributed the $200,000 and the Pioneer capital stock, which had a net book value of $11,966 to all shareholders of record at March 31, 1999.

     Accordingly, the Company's operations as a Merchant Banking Firm have been presented as discontinued operations in these financial statements. No gain or loss arose on disposal of the Company's net assets to Pioneer Growth.

     Sales of the Merchant Banking Firm were $303,213 in 1999 ($420,313 in 1998; $15,000 in 1997).

     On June 30, 1999, the Company changed its name to Voice Mobility International, Inc. and changed its trade symbol to OTC BB:VMII.


NOTE 2 - ACCOUNTING POLICIES


Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, First Consolidated Securities, Inc. All intercompany balances and transactions have been eliminated in consolidation.

                          Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (See Accountants' Audit Report)
                      For The Years Ended March 31, 1999, 1998, and 1997

                                  (in United States dollars)


NOTE 2 - ACCOUNTING POLICIES (CONTINUED)


Income Taxes

     The Company accounts for income taxes under the provisions of Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates.

Office Furniture and Equipment

     Office furniture and equipment are stated at cost. Major renewals and betterments are capitalized to the asset accounts while the cost of maintenance and repairs is charged against income as incurred. At the time assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is credited to or charged against income.

     Depreciation for financial reporting purposes is calculated by both straight-line and accelerated methods over the estimated useful lives of the assets. The Modified Accelerated Cost Recovery System (MACRS) method is used for income tax purposes.

Organization Costs

     Organization costs, totaling $1,850 and $1,000, respectively, are being amortized using the straight line method over five years. During the years ended March 31, 1999 and 1998, amortization expense amounted to $356 and $357, respectively.

Net Income/(Loss) Per Share

     Net loss per share is computed based on the weighted average number of shares of common stock outstanding.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (See Accountants' Audit Report)
                     For The Years Ended March 31, 1999, 1998, and 1997

                                 (in United States dollars)


NOTE 3 - OFFICE FURNITURE AND EQUIPMENT

Office Furniture and Equipment

Office Furniture and Equipment are summarized below:

                                            Estimated
                                           Useful Life               Amount
                                           -----------             ------------
 Office Furniture                            5 years               $    11,450
 Equipment                                   5 years                    11,450
                                                                   ------------
                                                                        22,900
 Less:  Accumulated Depreciation                                        (2,290)
                                                                   ------------
                                                                   $    20,610
                                                                   ============
Depreciation expense for the year ended March 31, 1999 was $1,145.


NOTE 4 - MARKETABLE EQUITY SECURITIES


     Cost and fair value of marketable equity securities at March 31, 1999 and 1998 are as follows:

                                                            Gross             Gross
                                        Amortized        Unrealized        Unrealized          Fair
                                          Cost              Gains            Losses            Value
                                      -------------    --------------    -------------    --------------


March 31, 1999

Available for Sale
     Equity Securities                $     971,800    $      -          $     971,800    $      -

Trading
     Equity Securities                      609,350           -                608,736               614
                                      -------------    --------------    -------------    --------------
Totals                                $   1,581,150    $      -          $   1,580,536    $          614
                                      =============    ==============    =============    ==============

                           Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (See Accountants' Audit Report)
                     For The Years Ended March 31, 1999, 1998, and 1997

                                  (in United States dollars)


NOTE 4 - MARKETABLE EQUITY SECURITIES (CONTINUED)


                                                            Gross             Gross
                                        Amortized        Unrealized        Unrealized            Fair
                                          Cost              Gains            Losses              Value
                                      -------------    --------------    -------------    ---------------


March 31, 1998

Available for Sale
     Equity Securities                $     500,000    $       -         $      -         $      500,000

Trading
     Equity Securities                      397,962           527,236           -                925,198
                                      -------------    --------------    --------------   --------------
Totals                                $     897,962    $      527,236    $      -         $    1,425,198
                                      =============    ==============    ==============   ==============


     Pursuant to Statement of Financial Accounting Standards No. 115 (SFAS 115), the change in net unrealized holding losses on trading securities in the amount of $608,736 has been included in earnings for the year ended March 31, 1999. Further, there has been an impairment of value in the Equity Securities available for sale in the amount of $595,000 which has also been included in earnings for the year ended March 31, 1999. Finally, there has been a temporary decline in value in the Equity Securities available for sale in the amount of $376,800. This amount is shown as a decrease in the equity section of the balance sheet. Thus, there is a total unrealized loss of $1,580,536 for the year ended March 31, 1999.


NOTE 5 - NOTES RECEIVABLE


Notes receivable consist of the following:

     $350,000 Promissory Note secured by a UCC-1 financing statement on certain assets. This note bears interest at 7% per annum. Interest only is to be received until January 10, 2002. Thereafter, the entire balance becomes due and payable. This note is currently in default. Further, since this note was issued for stock and no cash was received, the amount is shown as a decrease in additional paid in capital.

     $100,000 Promissory Note secured by a UCC-1 financing statement on certain assets. This note bears interest at 7% per annum. Interest only is to be received until January 10, 2002. Thereafter, the entire balance becomes due and payable. This note is currently in default. Further, since this note was issued for stock and no cash was received, the amount is shown as a decrease in additional paid in capital.

                         Equity Capital Group, Inc. and Subsidiary
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (See Accountants' Audit Report)
                     For The Years Ended March 31, 1999, 1998, and 1997

                                 (in United States dollars)


NOTE 5 - NOTES RECEIVABLE (CONTINUED)


     During the year, the Company wrote off three notes receivable, which were charged to bad debt. They are as follows:

     A 7%, $300,000 note, dated March 30, 1997, due in monthly installments of $5,940.36, was issued to a corporation for cash. The note is due March 30, 2002; however, no payments have been received to date and collection efforts expended to date have been unsuccessful; consequently, it is management's opinion that the note is uncollectable.

     A balance of $250,000, originally reported as a trade accounts receivable, was converted to a $250,000 non-interest bearing demand note at the beginning of the March 31, 1999 fiscal year. In addition, on March 1, 1999, the Company issued 35,000 shares of its common stock, valued at $5 per share, to an individual in exchange for an account receivable. Before the end of the fiscal year, the account receivable was exchanged for a $175,000 demand note, in another company, held by that individual. During the fiscal year, the entities issuing the $250,000 and $175,000 notes fell into severe financial distress. Accordingly, management believes the notes are uncollectable.


NOTE 6 - LEASING ARRANGEMENTS


Direct Financing Lease

     The Company was a lessor in a direct financing lease whereby an envelope machine valued at $300,000 was repossessed. A loss in the amount of $20,202 was incurred with the reacquisition of the machine. This machine was subsequently sold to ASI Acquisition Corporation for 300,000 shares of ASI Acquisition Corporation common stock. (Note 9)

     No interest was accrued this year on account of foreclosure on direct financing lease.

Operating Lease

     The Company entered into an operating lease agreement with a related party for office space. The lease term is month to month. Annual rent expense equaled $18,000 and $7,500 for the years ended March 31, 1999 and 1998, respectively.

                          Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (See Accountants' Audit Report)
                     For The Years Ended March 31, 1999, 1998, and 1997

                                 (in United States dollars)


NOTE 7 - STOCKHOLDERS' EQUITY


Common Stock

     On January 7, 1999, the Company issued 6,075 shares of its common stock to the minority shareholders of the Tuschner Financial Group, Inc. in exchange for 24,300 shares of Tuschner Financial Group, Inc.

     Also, on January 7, 1999, the Company issued 18,750 shares to Tuschner & Company, Inc. in exchange for a note receivable for $100,000. This note is shown as a decrease in additional paid in capital.

     On January 14, 1999, the Company issued 87,500 shares of its common stock to Fun Karts Holdings, Inc. in exchange for a note receivable in the amount of $350,000. (Note 4) This note is shown as a decrease in additional paid in capital.

     Also, on January 14, 1999, the Company issued 2,500 shares of its common stock to Northstar Partners in connection with commission due to them for the promotion of shares previously issued. The shares were valued at $10,000.

     On February 4, 1999, the Company issued, to an unrelated party, 1,250 shares of its common stock valued at $4 per share for $20,000 in cash.

     On March 1, 1999, the Company issued 8,750 shares of its common stock valued at $5 per share to an individual in exchange for a note receivable held by that individual for $175,000 from Aeromedical Group, Inc. This note was written off and charged to bad debt during the year.

     On April 1, 1999, prior to the transaction described in Note 1, the Company reverse split its issued and outstanding common stock, 1 for 4. This reverse split has been reflected retroactively for all periods presented.

Treasury Stock

     In February 1999, the Company reacquired 75 shares of its common stock on the open market for $1,299. The stock is accounted for using the cost method of accounting.

                          Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (See Accountants' Audit Report)
                     For The Years Ended March 31, 1999, 1998, and 1997

                                 (in United States dollars)


NOTE 8 - DEFERRED INCOME TAXES


     The Company has a tax net operating loss of $913,227 available for carryback to March 31, 1998 and carryforward of up to 20 years for federal purposes. Pursuant to Internal Revenue Code section 382 and the regulations thereunder, the amount of utilizable carryover may be limited as a result of ownership changes or even eliminated if business continuity requirements are not met. No carrybacks are available for state purposes while carryforwards of 50% of the loss are permitted for up to 5 years.

     The tax effect of temporary differences giving rise to the Company's deferred tax liability is as follows:

                                                     March 31,        March 31,
                                                       1999            1998
                                                --------------    --------------

   Current Deferred Tax Liabilities:
   None                                         $       -         $      -
                                                --------------    --------------
   Total Current Deferred Tax Liabilities       $       -         $      -
                                                ==============    ==============
   Long-Term Deferred Tax Liabilities:
       Tax Depreciation Expense in Excess of
       Financial Depreciation                   $      (6,440)    $       6,440
       SFAS 115 Change in Unrealized
       Holding Gains                                 (190,389)          190,389
                                                --------------    --------------
   Total Long-Term Deferred Tax Liabilities     $    (196,829)    $     196,829
                                                ==============    ==============

                         Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (See Accountants' Audit Report)
                     For The Years Ended March 31, 1999, 1998, and 1997

                                 (in United States dollars)


NOTE 8 - DEFERRED INCOME TAXES (CONTINUED)


         Components of Income Tax Expense are as follows:

                                                                              March 31,         March 31,
                                                                                1999               1998
                                                                           --------------    --------------

         CURRENT
              Federal                                                      $     (13,069)    $      13,069
              State                                                                  800               800
                                                                           --------------    --------------
                                                                           $     (12,269)    $      13,869
         DEFERRED
              Tax Depreciation Expense in Excess of
               Financial Depreciation                                             (6,440)            6,440
              SFAS 115 Change in Unrealized
               Holding Gains                                                    (190,389)          190,389
                                                                           --------------    --------------
                                                                           $    (209,098)    $     196,829
                                                                           --------------    --------------
              Net Provision/(Benefit) For Income Taxes                     $    (209,098)    $     210,698
                                                                           ==============    ==============

 The provisions for income taxes differ from the amounts computed by applying the Federal tax rate of 34% to income before tax. A reconciliation of these differences is as follows:

              Tax Provision (Benefit) Calculated at 34%                    $    (209,898)    $     210,170
              State Income Taxes Net of Federal Benefit                              800               528
                                                                           --------------    -------------
              Total                                                        $    (209,098)    $     210,698
                                                                           ==============    =============


NOTE 9 - ACQUISITIONS


     On November 12, 1998, the Company acquired all the outstanding stock of a newly formed corporation known as First Consolidated Securities, Inc. for consideration of a note payable of $1,000. The acquisition was accounted for under the purchase method of accounting.

                          Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (See Accountants' Audit Report)
                      For The Years Ended March 31, 1999, 1998, and 1997

                                  (in United States dollars)


NOTE 9 - ACQUISITIONS (CONTINUED)


     On January 9, 1999, Equity Capital Group acquired 15% of the outstanding common stock of ASI Acquisition Corporation in exchange for previously leased machinery valued at $300,000. (Note 5) However, subsequent to the acquisition, the investment was written off due to the fact that there is substantial doubt as to whether ASI is a going concern.

     On January 10, 1999, First Consolidated Securities, Inc. acquired 24.3% of the outstanding common stock of Tuschner Financial Group, Inc. in exchange for 6,075 shares of Equity Capital Group Stock valued at $4 per share. The Company accounts for this under the equity method of accounting. Following the acquisition by the Company, Tuschner Financial Group, Inc. and its wholly owned subsidiary Tuschner and Company, Inc. have fallen into extreme financial distress. It is management's position that the value of the investment is impaired and was written down to zero value pursuant to SFAS 115. (Note 4)


NOTE 10 - RELATED PARTY TRANSACTIONS

     The Company has a lease agreement for office space with The Charleston Group, Inc. for $1,500 per month plus utilities. Robert L. Cashman, who is the President and Director of Equity Capital Group, Inc. and Subsidiary, is also the President/Director of The Charleston Group, Inc.

     Robert L. Cashman was also the holder of two promissory notes as follows:

     $49,000, 10% note payable, secured by stock in Pacific Ocean Restaurant Group, Inc. (Note 3) Due on demand. This note was forgiven on March 31, 1999 by the lender and recorded as Other Income, Debt Forgiveness.

     $22,500, 15% note payable, unsecured, payable in monthly installments of $2,000. Due March 9, 2000. This note was forgiven on March 31, 1999 by the lender and recorded as Other Income, Debt Forgiveness.

     John Vilagi, Secretary and Director of the Company, was the holder of the following promissory note:

     $25,000, 15% note payable, unsecured, payable in monthly installments of $835. Due April 9, 2002. This note was forgiven on March 31, 1999 by the lender and recorded as Other Income, Debt Forgiveness.

                          Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (See Accountants' Audit Report)
                      For The Years Ended March 31, 1999, 1998, and 1997

                                  (in United States dollars)


NOTE 10 - RELATED PARTY TRANSACTIONS (CONTINUED)


     Management is of the opinion that these transactions were executed under terms and conditions substantially equivalent to that which would have been obtained between unrelated parties.

     Tuschner & Company, Inc., a wholly owned subsidiary of Tuschner Financial Group, Inc. (Note 9), is the holder of $52,500 of the Equity Capital Group, Inc.'s marketable equity securities. These securities are valued as follows:

Trading
Time Financial Services, Inc.                          $      52,500

     Tuschner & Company, Inc. is registered as a broker and dealer of securities with various regulatory agencies. As such, the Company is subject to the Security and Exchange Commission's uniform net capital rule (Rule 15c3-1) which requires a minimum net capital requirement and debt to equity ratio.

     Equity Capital Group, Inc. agreed to pledge the $52,500, valued pursuant to SFAS 115, to Tuschner & Company, Inc. to assist them in meeting the aforementioned capital requirements. Due to Tuschner's poor financial situation, the ultimate return of these securities is unlikely. Therefore, the entire amount has been written off.


NOTE 11 - LOSS ON SECURITIES


Trading

     During the year, the company sold 303,500 of its 410,500 shares of Homelife, Inc. (OTC BB:HMLF) for a gain of 96,404. However, during the year, the remaining 119,500 shares of Homelife, Inc. bearer certificates, which were endorsed and to be used as collateral for a bank loan, were stolen by one of the Company's consultants. The cost basis of these shares was $91,950, thus resulting in a net realized gain of $4,454.

     In the prior year, the Company recorded an unrealized holding gain relating to Homelife, Inc. in the amount of $595,236 and included it as income. Since all the stock was sold/stolen during the year, management accordingly reversed the gain and charged it back as an unrealized holding loss.

     The company also recorded an unrealized holding loss on its investment of 84,000 shares in Time Financial Services, Inc. (OTC BB:TIMF) in the amount of $13,500.

                           Equity Capital Group, Inc. and Subsidiary
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (See Accountants' Audit Report)
                      For The Years Ended March 31, 1999, 1998, and 1997

                                  (in United States dollars)


NOTE 11 - LOSS ON SECURITIES (CONTINUED)


Available for Sale

     At the close of the fiscal year, the Company held 145,000 shares of Pacific Ocean Restaurants, Inc. These shares were purchased at various dates for a total of $595,000. However, management decided that due to the numerous internal reporting and financial problems that the company was experiencing, coupled with the company's uncertain future, there was an impairment in value. Thus, an unrealized loss in the amount of $595,000 was recorded on the entire investment.

     The Company experienced an unrealized loss on Tuschner Financial Group, Inc. stock in the amount of $24,300. In management's opinion, the Company has experienced numerous personnel changes, legal problems, and its overall solvency is in question. However, management feels that this is a temporary situation and subsequently found a buyer for its interest. Accordingly, the loss was recorded in the equity section of the balance sheet.


NOTE 12 - YEAR 2000 AWARENESS PROGRAM

     The Company recognizes that the arrival of the year 2000 poses unique challenges to the ability of all systems to recognize the date change from December 31, 1999 to January 1, 2000 and has not adopted a plan designed to address the issues related to this transition.

     Ultimately, the potential impact of the year 2000 issues will depend not only on corrective measures the Company undertakes, but also on the way in which the year 2000 issue is addressed by governmental entities, vendors, customers, counterparts, and other entities who provide or receive data and services from the Company. Management is addressing these issues and believes they will develop a year 2000 plan which will permit the Company to function effectively into the year 2000.







                                  PART III
                                  --------

ITEM 2.  INDEX TO EXHIBITS.
-------  ------------------

EXHIBIT NO.        DESCRIPTION OF DOCUMENT
-----------        -----------------------

3.1  Articles of Incorporation*

3.2  Articles of Amendment of Articles of Incorporation*

3.6  By-Laws*

4.1  Common Stock Certificate**

4.2  Form of Warrant**

4.3  Certificate of Designations***

10.1 Fiscal 2000 Stock Option Plan*

10.2 Employment Agreement of James J. Hutton*

10.3 Employment Agreement of William Gardiner*

10.4 Employment Agreement of Jason Corless*

10.5 Employment Agreement of Bud Stewart*

10.6 Employment Agreement of Geoff Heston*

10.7 Acquisition Agreement of Voice Mobility Inc.*

10.8 Agreement and Plan of Distribution of Equity Capital Group, Inc.*

10.9 List of Subsidiaries of Registrant (as amended)**

10.10 Debt Settlement Agreement with Maritime Tel & Tel*

10.11 Voting, Support and Exchange Trust Agreement**

10.12 Debt Settlement Agreement with Pacific Western Mortgage Corporation****

10.13 Debt Settlement Agreement with Ernest Weir Gardiner****

10.14 Stock Purchase Agreement

23.1 Consent of Hoffski & Pisano*

23.2 Consent of Bedford Curry & Co.*

27.1 Financial Data Schedule*****

99.1 Letter of Bedford Curry & Co.

99.2 Letter of Ernst & Young LLP

---------------------------------

*         Previously submitted with initial filing of registration statement

**        Previously submitted in First Amendment to registration statement

***       Previously submitted in Second Amendment to registration statement

****      Previously submitted in Third Amendment to registration statement

***** Previously filed with the Amended Quarterly Report on Form 10QSB/A for the quarter ended September 30, 1999.

                                   SIGNATURES
                                   ----------

         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     VOICE MOBILITY INTERNATIONAL, INC.


Date: February 3, 2000                   By: /S/James J. Hutton
                                             --------------------------
                                             James J. Hutton, CEO